Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ZIMMER HOLDINGS, INC.,

OWL MERGER SUB, INC.

AND

LVB ACQUISITION, INC.

April 24, 2014

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

TABLE OF EXHIBITS AND APPENDICES

EXHIBITS

Exhibit A	Certificate of Incorporation

APPENDICES

Appendix A-1	Definition of Knowledge of the Company - List of Persons
Appendix A-2	Definition of Knowledge of Parent - List of Persons

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is dated as of April 24, 2014, by and among Zimmer Holdings, Inc., a Delaware corporation (“Parent”), Owl Merger Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and LVB Acquisition, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that Merger Sub shall merge with and into the Company (the “Merger”), on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (“DGCL”);

WHEREAS, the respective Boards of Directors of Parent and the Company each have determined that a business combination between Parent and the Company is in the best interests of their respective companies and stockholders and accordingly have approved this Agreement and the Merger provided for herein, in each case, on the terms and subject to the conditions set forth herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, LVB Acquisition Holding, LLC (the “Principal Stockholder”), the Sponsors and the other signatories thereto have entered into a stockholders agreement (the “Stockholders Agreement”); and

WHEREAS, the parties desire to make certain covenants, representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, in each case, as set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“ABL Credit Facilities” means the credit facilities of the Company pursuant to the agreement set forth as item (1) in Section 5.5(c)(ii) of the Company Disclosure Letter.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person; provided, that for purposes of this Agreement, (a) “Affiliate” shall not include any portfolio company of any Sponsor or any of its Affiliates and (b) after the Closing, (x) no Sponsor or holder of shares of Company Common Stock prior to the Closing or Person that would be a Company Related Party of such Sponsor or holder shall be considered an Affiliate of the Company or any Subsidiary of the Company and (y) neither the Company nor any Subsidiary of the Company shall be considered an Affiliate of any Sponsor or holder of shares of Company Common Stock prior to the Closing or any Person that would be a Company Related Party of such Sponsor or holder. The term “control,” for the purposes of this definition, means the power to direct or cause the direction of the management or policies of the controlled Person.

“Affiliate Agreement” means a Contract of the type required to be disclosed in Section 5.9 of the Company Disclosure Letter.

“Aggregate Adjusted Cash Consideration” means (a) the Aggregate Cash Consideration, plus (b) the amount of Closing Date Cash, plus (c) the Expense Amount minus (d) the Debt Payoff Amount.

“Aggregate Cash Consideration” means Ten Billion Three Hundred Fifty Million Dollars ($10,350,000,000.00).

“Aggregate Company Shares Deemed Outstanding” means the sum of (a) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, plus (b) the aggregate number of shares of Company Common Stock issuable in respect of all outstanding in-the-money Company Options issued and outstanding immediately prior to the Effective Time (after giving effect to the vesting of all unvested in-the-money Company Options contemplated by this Agreement and assuming all such in-the-money Company Options were exercised in full), plus (c) the number of shares of Company Common Stock deliverable pursuant to all outstanding Company Stock-Based Awards issued and outstanding immediately prior to the Effective Time.

“Aggregate Company Stock-Based Award Consideration” means the aggregate of the payments in respect of Company Stock-Based Awards pursuant to Section 4.6(b).

“Aggregate Consideration” means the Aggregate Stock Consideration and the Aggregate Adjusted Cash Consideration, collectively.

“Aggregate Merger Consideration” means the aggregate of the Merger Consideration payable pursuant to Section 4.1(a).

“Aggregate Option Consideration” means the excess of (a) the Aggregate Consideration over (b) the sum of (i) the Aggregate Merger Consideration and (ii) the Aggregate Company Stock-Based Award Consideration.

“Aggregate Option Exercise Price” means the aggregate amount that would be paid to the Company by the holders of Company Options in respect of all outstanding in-the-money Company Options issued and outstanding immediately prior to the Effective Time (after giving effect to the vesting of all unvested in-the-money Company Options contemplated by this Agreement) had each such in-the-money Company Option been exercised (and assuming concurrent payment in full of the applicable exercise price of each such in-the-money Company Option solely in cash) immediately prior to the Effective Time in accordance with the terms of the Company Stock Plans and applicable option agreement with the Company pursuant to which such in-the-money Company Option was issued.

“Aggregate Stock Consideration” means thirty-two million seven hundred four thousand six hundred seventy-seven (32,704,677) shares of Parent Common Stock.

“Agreement” means this Agreement and Plan of Merger, as may hereafter be amended from time to time.

“Alternate Financing” has the meaning set forth in Section 7.10(c).

“Alternate Commitment Letter” has the meaning set forth in Section 7.10(c).

“Amended Form S-4” has the meaning set forth in Section 7.16(c).

“Applicable Law” means (a) any applicable foreign, federal, state or local statute, law (including common law), ordinance, rule, regulation or regulatory guideline having the force of law and (b) any applicable Order.

“Balance Sheet Date” has the meaning set forth in Section 5.4.

“Benefit Plans” has the meaning set forth in Section 5.13(a).

“Biomet” means Biomet, Inc.

“Bond Financing” has the meaning set forth in Section 7.10(d).

“Breakage Cost” means any consent fee, change of control premium, termination fee, prepayment penalty, make-whole payment, “breakage” cost or similar payment or related cost, including the fees and expenses of the attorneys to the trustee, lenders or agents to the extent payable under the applicable indenture, credit agreement or credit facility, associated with the pay-off, unwinding, redemption, satisfaction or defeasance of (a) any and all Funded Debt, including (i) the Company Notes in accordance with the applicable indenture and (ii) the amounts under the credit agreements and facilities of the Company or any of its Subsidiaries and (b) any and all obligations under commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements, in the case of each of clauses (a) and (b), outstanding or in existence as of the date of this Agreement and set forth in Section 1.1(a) of the Company Disclosure Letter.

“Bridge Financing” has the meaning set forth in Section 6.14.

“Business Day” means any day other than Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to be closed for regular banking business.

“Cancelled Shares” has the meaning set forth in Section 4.1(d).

“Cash Consideration Ratio” means one minus the Stock Consideration Ratio.

“Certificate of Merger” has the meaning set forth in Section 2.1.

“Certificate” has the meaning set forth in Section 4.1(b).

“Cleary Gottlieb” has the meaning set forth in Section 10.6.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means the date of the Closing.

“Closing Date Cash” means the sum of (a) the fair market value (if denominated in a currency other than United States Dollars, expressed in United States Dollars calculated based on the relevant currency exchange rate in effect (as published in The Wall Street Journal) as of 11:59 p.m. (New York City time) on the date immediately preceding the Closing Date) of all cash, cash equivalents and marketable securities of the Company and its Subsidiaries, determined in accordance with GAAP on a consolidated basis, as of immediately prior to the Effective Time and (b) the aggregate Settlement Amount.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Collective Bargaining Agreement” means any and all Contracts that have been entered into between the Company or any of its Subsidiaries and any Employee Representative (or between Parent and any Employee Representative), or any industry-wide or nation-wide Contract governing labor or employment relations to which the Company or any of its Subsidiaries is subject or bound.

“Commission” means the Securities and Exchange Commission or any successor Governmental Authority.

“Commitment Letter” has the meaning set forth in Section 6.14.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 5.3(b).

“Company Intellectual Property” means the Owned Company Intellectual Property and the Licensed Company Intellectual Property.

“Company IT Systems” has the meaning set forth in Section 5.18(g).

“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with all other changes, effects,

events, occurrences, state of facts and developments, (a) is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except to the extent that such change, effect, event, occurrence, state of facts or development results from, arises out of or is attributable to (i) changes in general economic conditions, (ii) general financial or security market fluctuations or changes in conditions thereof, (iii) changes in or events affecting any of the industries in which the Company or any of its Subsidiaries operate, (iv) any effect arising out of a change or proposed change in GAAP (or any authoritative interpretation thereof) or Applicable Law (or any authoritative interpretation thereof), (v) the negotiation, execution, delivery, announcement or pendency of this Agreement and the transactions contemplated hereby (provided, however, that the exception in this clause (v) for the execution and delivery of this Agreement, shall not apply to Section 5.7 or the first sentence of Section 5.13(e)), including any (x) litigation resulting therefrom and (y) change in customer, distributor, sales representative, employee, labor union, works council, supplier, financing source, licensor, licensee, sub-licensee, stockholder, Governmental Authority or similar relationships, including as a result of the identity of Parent or its plans or intentions for the Company or any of its Subsidiaries or their respective businesses or operations (or any portion thereof), (vi) any failure by the Company and its Subsidiaries to meet any estimates of revenues, earnings, projections, budgets, plans or forecasts of the Company, any of its Subsidiaries or any other Person (provided that, unless otherwise excluded from the definition of Company Material Adverse Effect, the underlying cause or causes of such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), (vii) natural disasters or other force majeure events, (viii) changes in local, national, international or other political, social or regulatory conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack of any kind, or the worsening thereof, (ix) compliance by the Company and its Subsidiaries with any of the terms and conditions of this Agreement, including Section 7.3, (x) any change in the credit rating of the Company or any of its Subsidiaries (provided that, unless otherwise excluded from the definition of Company Material Adverse Effect, the underlying cause or causes of such change in credit rating may be taken into consideration when determining whether a Company Material Adverse Effect has occurred), (xi) any action taken by the Company or any of its Subsidiaries at the request or with the consent of Parent or any of its Affiliates or (xii) any relationship or activity subject to the National Labor Relations Act or similar Applicable Law; provided, that, in the cases of the foregoing clauses (i) through (iv), (vii) and (viii), to the extent such changes do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the same industry or (b) would prevent consummation of the transactions contemplated by this Agreement by the Company.

“Company Notes” means any bonds, debentures, notes and similar instruments of the Company or any of its Subsidiaries.

“Company Option” has the meaning set forth in Section 4.6(a).

“Company Registered Intellectual Property” means the following Owned Company Intellectual Property: (a) granted and applied-for patents, (b) registered and applied-for trademarks and service marks, (c) domain names and (d) registered and applied-for copyrights.

“Company Related Party” has the meaning set forth in Section 10.16.

“Company SEC Documents” has the meaning set forth in Section 5.3(a).

“Company Stock-Based Award” has the meaning set forth in Section 4.6(b).

“Company Stock Plans” has the meaning set forth in Section 4.6(a).

“Company Stockholder Approval” has the meaning set forth in Section 5.2(a).

“Company Stockholders’ Meeting” has the meaning set forth in Section 7.16(d).

“Competing Transaction” means (a) any acquisition of the Company or any of its Subsidiaries by another Person (other than any such acquisition by (i) Parent or any of its Subsidiaries or (ii) the Company or any of its other Subsidiaries), (b) any merger, consolidation or other business combination with or involving the Company or any of its Subsidiaries (other than any such merger, consolidation or other business combination with or involving the Company or any of its Subsidiaries and (i) Parent or any of its Subsidiaries or (ii) the Company or any of its other Subsidiaries), (c) any acquisition of any material asset or shares of capital stock of the Company or any of its Subsidiaries (other than pursuant to any Benefit Plan or existing Contract or in connection with the exercise of Company Options or Company Stock-Based Awards) or any grant of an exclusive license of any material intellectual property of the Company or any of its Subsidiaries, in each case, by or to another Person (other than (x) Parent or any of its Subsidiaries or (y) the Company or any of its other Subsidiaries).

“Confidentiality Agreement” has the meaning set forth in Section 7.4.

“Consent Solicitation Statement” has the meaning set forth in Section 7.16(a).

“Consent Solicitation Statement/Prospectus” has the meaning set forth in Section 7.16(a).

“Continuing Employees” has the meaning set forth in Section 7.8(a).

“Contract” means any agreement, note, guarantee, mortgage, indenture, lease, deed of trust, license, instrument or other contract or legally binding arrangement or commitment, whether written or oral.

“D&O Expenses” has the meaning set forth in Section 7.7(b).

“D&O Indemnifiable Claim” has the meaning set forth in Section 7.7(b).

“D&O Indemnified Person” has the meaning set forth in Section 7.7(a).

“D&O Losses” has the meaning set forth in Section 7.7(b).

“Debt Financing” has the meaning set forth in Section 6.14.

“Debt Payoff Amount” means the aggregate amount necessary to pay off, redeem, satisfy, discharge or defease any Funded Debt.

“Definitive Financing Agreements” has the meaning set forth in Section 7.10(a).

“DGCL” has the meaning set forth in the Recitals of this Agreement.

“Disclosure Letter” means the Company Disclosure Letter or the Parent Disclosure Letter, as the case may be.

“Dissenting Share” has the meaning set forth in Section 4.5.

“Divestiture” has the meaning set forth in Section 7.3(c).

“Dollars” or “$” means the lawful currency of the United States.

“Effective Date” has the meaning set forth in Section 2.3.

“Effective Time” has the meaning set forth in Section 2.3.

“Employee Representative” means any labor union, trade union, labor organization, labor association, collective bargaining unit, works council, employee council, workers’ committee, cooperation committee, bargaining representative, or any other type of employees’ representative or employee organization elected, appointed or created for information, consultation, codetermination and/or collective bargaining purposes.

“Encumbrance” means any charge, pledge, mortgage, deed of trust, hypothecation, security interest, lien, license, encroachment, easement or defect or imperfection of title, or any right of first refusal or other similar restriction on voting or transfer, or any other similar limitation, restriction or encumbrance.

“Environmental Law” means any Applicable Law relating to pollution, protection of the environment, natural resources, or the safety or health of human beings or other living organisms, or to the manufacture, distribution in commerce, treatment, storage, disposal, use or Release of Hazardous Substances, including any so-called environmental “property transfer” laws, such as the New Jersey Industrial Site Recovery Act, N.J. Stat. Ann. § 13:1K-6 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person or entity that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“EU Merger Regulation” means Council Regulation 139/2004 of the European Union, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 4.2(a).

“Exchange Fund” has the meaning set forth in Section 4.2(b).

“Exchange Ratio” has the meaning set forth in Section 4.1(a).

“Expense Amount” has the meaning set forth in Section 7.18.

“FDA” has the meaning set forth in Section 5.20(a).

“FDCA” has the meaning set forth in Section 5.20(a).

“Financing” has the meaning set forth in Section 7.10(d).

“Financing Arrangers” has the meaning set forth in Section 7.10(d).

“Financing Expenses” has the meaning set forth in Section 7.10(d).

“Financing Sources” means the lenders and other Persons (including agents and arrangers but excluding Parent and any of its Affiliates) that have committed to provide or otherwise entered into Contracts in connection with the Debt Financing or other financings of Parent or Merger Sub in connection with the transactions contemplated hereby, including any commitment letters or engagement letters relating thereto, together with each former, current and future Affiliate thereof and each former, current and future partner, controlling person and Representative of such lenders, other Persons or Affiliates thereof or the heirs, executors, successors and assigns of any of the foregoing.

“Form S-4” has the meaning set forth in Section 5.21.

“Funded Debt” means, without duplication, the outstanding principal amount of, and all interest accrued and unpaid in respect of, (a) any indebtedness for borrowed money of the Company or any of its Subsidiaries, whether or not recourse to the Company or any of its Subsidiaries, (b) any obligation of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, including the Company Notes, (c) any reimbursement obligation of the Company or any of its Subsidiaries with respect to letters of credit (excluding standby letters of credit to the extent undrawn), bankers’ acceptances or similar facilities issued for the account of the Company or any of its Subsidiaries, and (d) any obligation of the type referred to in clauses (a) through (c) of another Person the payment of which the Company or any of its Subsidiaries has guaranteed or for which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, in each case, excluding, for the avoidance of doubt, (i) accounts payable and other current liabilities of the Company or any of its Subsidiaries arising in the Ordinary Course of Business and reflected as a current trade payable or accrued expense of the Company or any of its Subsidiaries, (ii) all obligations of the Company or any of its Subsidiaries to pay the deferred purchase price of property or services, (iii) all liabilities of the Company or any of its Subsidiaries in respect of capital leases, (iv) all obligations of the Company or any of its Subsidiaries under commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements and (v) any and all Breakage Costs.

“GAAP” means U.S. generally accepted accounting principles as in effect at the time any applicable financial statements were prepared or any act requiring the application of GAAP was performed.

“Governmental Authority” means any national, supranational, federal, state, county, local or municipal government or any court or tribunal, regulatory or administrative agency, board or commission, arbitrator, arbitration tribunal of any government or other governmental authority or instrumentality.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted, classified or otherwise characterized as hazardous or that could give rise to any liability under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incremental Deemed Stock Consideration” means a number of shares of Parent Common Stock equal to the product of (a) the quotient obtained by dividing the Aggregate Option Exercise Price by the Reference Value and (b) the Stock Consideration Ratio.

“Indebtedness” means, without duplication, the outstanding principal amount of, and all interest, premiums, penalties, prepayment fees and other amounts accrued and unpaid in respect of, (a) any indebtedness for borrowed money of the Company or any of its Subsidiaries, whether or not recourse to the Company or any of its Subsidiaries, (b) any obligation of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments, (c) any reimbursement obligation of the Company or any of its Subsidiaries with respect to letters of credit (excluding letters of credit to the extent undrawn), bankers’ acceptances or similar facilities issued for the account of the Company or any of its Subsidiaries, (d) all obligations to pay the deferred purchase price of property or services, (e) all liabilities in respect of capital leases, (f) all obligations under commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements, and (g) all other items that have been or should have been reflected as indebtedness on a consolidated balance sheet prepared in accordance with GAAP and (h) any obligation of the type referred to in clauses (a) through (g) of another Person the payment of which the Company or any of its Subsidiaries has guaranteed or for which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, in each case, excluding, without limitation, accounts payable and other current liabilities arising in the Ordinary Course of Business.

“Intentional Breach” means, with respect to any representation, warranty, agreement or covenant, an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching party intentionally takes (or intentionally fails to take) and knows (or reasonably should have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

“Intellectual Property” means any and all intellectual property and industrial property rights recognized under Applicable Law, including in and to: (a) all U.S. and non-U.S. registered, unregistered and pending (i) trade names, trade dress, trademarks, service marks, logos, internet domain names and all registrations and applications therefor, together with the goodwill associated with any of the foregoing, (ii) original works of authorship, copyrights, and all registrations and applications therefor and (iii) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues, renewals, extensions, registrations, and supplemental protection certificates and the like of any of the foregoing, registered designs and invention disclosures, and all grants, registrations and applications therefor; and (b) all (i) computer software and (ii) trade secrets, inventions, processes, formulae, information and know-how, in each case, which are proprietary and confidential and derive independent economic value from not being generally known.

“IPO” has the meaning set forth in Section 7.18.

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” and each phrase having equivalent meaning (e.g., “known to the Company”) means the actual knowledge of those individuals identified on Appendix A-1 hereto, without any duty to make any investigation into the affairs or business of the Company and its Subsidiaries.

“Knowledge of Parent” and each phrase having equivalent meaning (e.g., “known to Parent”) means the actual knowledge of those individuals identified on Appendix A-2 hereto, without any duty to make any investigation into the affairs or business of Parent and its Subsidiaries.

“Leased Real Property” has the meaning set forth in Section 5.15(b).

“Letter of Transmittal” has the meaning set forth in Section 4.2(a).

“Licensed Company Intellectual Property” means all in-licensed registered and applied-for Intellectual Property used by the Company or any of its Subsidiaries.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days throughout which the conditions set forth in Sections 8.1 and 8.2 shall be satisfied or waived (other than any conditions that by their nature are to be satisfied at the Closing); provided, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing or the Bond Financing, as applicable, is consummated.

“Material Contract” has the meaning set forth in Section 5.12(a).

“Material Permit” has the meaning set forth in Section 5.10.

“Medical Device” has the meaning set forth in Section 5.20(a).

“Merger” has the meaning set forth in the Recitals of this Agreement.

“Merger Consideration” has the meaning set forth in Section 4.1(a).

“Merger Consideration Value” means the sum of (a) the Per Share Cash Consideration and (b) the product of the Exchange Ratio and the Parent Reference Price.

“Merger Sub” has the meaning set forth in the first paragraph of this Agreement.

“Money Laundering Laws” has the meaning set forth in Section 5.23(b).

“Non-U.S. Benefit Plans” means any material employee benefit plan maintained by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries contributes (or has an obligation to contribute) as of the date hereof, outside the United States of America primarily for the benefit of employees residing outside the United States of America, but excluding any such plan sponsored in whole or in part by any government, governmental entity or union or employee organization or any other person other than the Company or any of its Subsidiaries.

“NDA” has the meaning set forth in Section 7.4.

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Ordinary Course of Business” means an action taken by a Person that is taken in the ordinary course of such Person consistent with past practices.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, bylaws, operating agreement or similar formation or governing documents and instruments.

“Outside Date” has the meaning set forth in Section 9.1(a)(ii).

“Owned Company Intellectual Property” means all Intellectual Property owned or co-owned by the Company or any of its Subsidiaries.

“Owned Real Property” has the meaning set forth in Section 5.15(a).

“Parent” has the meaning set forth in the first paragraph of this Agreement.

“Parent Benefit Plans” has the meaning set forth in Section 7.8(b).

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company concurrently with the execution of this Agreement.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts and developments, (a) is or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, except to the extent that such change, effect, event, occurrence, state of facts or development results from, arises out of or is attributable to (i) changes in general economic conditions, (ii) general financial or security market fluctuations or changes in conditions thereof, (iii) changes in or events affecting the industries in which Parent and its Subsidiaries operate, (iv) any effect arising out of a change or proposed change in GAAP (or any authoritative interpretation thereof) or Applicable Law (or any authoritative interpretation thereof), (v) the negotiation, execution, delivery, announcement or pendency of this Agreement and the transactions contemplated hereby (provided, however, that the exception in this clause (v) for the execution and delivery of this Agreement shall not apply to Section 6.6), including any (x) litigation resulting therefrom and (y) change in customer, distributor, sales representative, employee, labor union, works council, supplier, financing source, licensor, licensee, sub-licensee, stockholder, Governmental Authority or similar relationships, including as a result of the identity of the Company or Parent’s plans or intentions for the Company or any of its Subsidiaries or their respective businesses or operations (or any portion thereof), (vi) any failure by Parent and its Subsidiaries to meet any estimates of revenues, earnings, other projections, budgets, plans or forecasts of Parent, any of its Subsidiaries or any other Person (provided, that unless otherwise excluded from the definition of Parent Material Adverse Effect the underlying cause or causes of such failure may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred), (vii) natural disasters or other force majeure events, (viii) changes in local, national, international or other political, social or regulatory conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack of any kind, or the worsening thereof, (ix) compliance by Parent and its Subsidiaries with the terms and conditions of this Agreement, (x) any change in the credit rating of Parent or any of its Subsidiaries (provided, that unless otherwise excluded from the definition of Parent Material Adverse Effect, the underlying cause or causes of such change in credit rating may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred), (xi) any action taken by Parent or any of its Subsidiaries at the request or with the consent of the Company or any of its Affiliates or (xii) any relationship or activity subject to the National Labor Relations Act or similar Applicable Law; provided, that, in the cases of the foregoing clauses (i) through (iv), (vii) and (viii), to the extent such changes do not have a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, as compared to other participants in the same industry or (b) would prevent consummation of the transactions contemplated by this Agreement by Parent or Merger Sub.

“Parent Material Permit” has the meaning set forth in Section 6.9.

“Parent Reference Price” means the average of the volume weighted average sales prices per share of Parent Common Stock on the NYSE (as reported by Bloomberg L.P.) during the Reference Period.

“Parent Related Party” has the meaning set forth in Section 10.16.

“Parent SEC Documents” has the meaning set forth in Section 6.15(a).

“Per Option Consideration” has the meaning set forth in Section 4.6(a).

“Per Share Cash Consideration” means the quotient obtained by dividing (a) the sum of (i) the Aggregate Adjusted Cash Consideration and (ii) the product of (1) the Cash Consideration Ratio and (2) the Aggregate Option Exercise Price by (b) the Aggregate Company Shares Deemed Outstanding.

“Per Share Stock Consideration” has the meaning set forth in Section 4.1(a).

“Permit” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals and orders of any Governmental Authority necessary for a Person to own, lease and operate its properties and assets or to carry on its businesses as they are now being conducted.

“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments not yet due and payable or which may hereafter be paid without penalty, and Encumbrances for Taxes and other governmental charges and assessments being contested in good faith and for which adequate reserves have been established in accordance with GAAP in the Company’s consolidated financial statements (or notes thereto), (b) inchoate mechanics’ and materialmen’s Encumbrances for construction in progress, (c) inchoate workmen’s, mechanics, repairmen’s, warehousemen’s and carriers’ Encumbrances arising in the Ordinary Course of Business of the Company and its Subsidiaries, (d) zoning restrictions, building codes and other land use laws regulating the use or occupancy of Real Property or activities conducted thereon that do not, individually or in the aggregate, materially interfere with the present occupancy or use of the respective Real Property or otherwise materially interfere with the conduct of or impair the business operations of the Company and its Subsidiaries, (e) utility easements, rights of way, imperfections in title, charges, easements, restrictions, declarations, covenants, conditions, defects, encroachments and similar Encumbrances that are imposed by any Governmental Authority having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not, individually or in the aggregate, materially interfere with the present occupancy or use of the respective Real Property or otherwise materially interfere with the conduct of or impair the business operations of the Company and its Subsidiaries, (f) interests of any lessor, licensor, licensee or lessee to any Real Property leased by the Company or any of its Subsidiaries, (g) Encumbrances and obligations arising under the Material Contracts (including Contracts related to the Funded Debt of the Company or any of its Subsidiaries), (h) transfer restrictions on any securities of the Company or any of its Subsidiaries imposed by Applicable Laws or existing Contracts made available to Parent, (i) other Encumbrances being contested in good faith in the Ordinary Course of Business or which do not, individually or in the aggregate, materially interfere with the present occupancy or use of the respective Real Property or otherwise materially interfere with the conduct of or impair the business operations of the Company and its Subsidiaries, (j) licenses or other grants of rights to Intellectual Property (including by means of covenants not to sue) other than those pursuant to Contracts required to be disclosed in Section 5.12(a)(vi) of the Company Disclosure Letter, (k) Encumbrances arising in the Ordinary Course of Business of the Company or any of its Subsidiaries under workmen’s compensation, unemployment insurance, social security and retirement laws, (l) matters disclosed by any existing title insurance policies or title reports made available to Parent, (m) title to any portion of the Real Property lying within the right of way or boundary of any public road or private road, (n) purchase money Encumbrances securing rental payments under capital lease arrangements, and (o) Encumbrances securing Indebtedness or liabilities that are reflected in the Company Financial Statements or that the Company or any of its Subsidiaries is permitted to incur under Section 7.1.

“Person” means any individual, corporation, company, partnership (limited or general), joint venture, limited liability company, association, trust or other entity, or any Governmental Authority.

“Principal Stockholder” has the meaning set forth in the Recitals of this Agreement.

“Proceeding” means any action, arbitration, litigation or suit (whether civil, criminal or administrative) by or before any Governmental Authority.

“Proxy Statement” has the meaning set forth in Section 7.16(c).

“Proxy Statement/Prospectus” has the meaning set forth in Section 7.16(c).

“Real Property” means the Leased Real Property and the Owned Real Property and all buildings and improvements thereon.

“Real Property Leases” has the meaning set forth in Section 5.15(b).

“Redemption Notice” has the meaning set forth in Section 7.11(a).

“Reference Period” means the ten (10) consecutive full trading days ending on the second (2nd) to last trading day immediately prior to the Effective Date.

“Reference Value” means Ninety One Dollars Seventy Three Cents ($91.73).

“Registration Statement” means the Company’s Registration Statement on Form S-1 filed with the Commission on March 6, 2014 (Registration No. 333-194391), as amended prior to the date hereof.

“Regulatory Law” has the meaning set forth in Section 5.20(a).

“Release” means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission into the environment.

“Released Claim” has the meaning set forth in Section 10.15.

“Released Person” has the meaning set forth in Section 10.15.

“Releasing Person” has the meaning set forth in Section 10.15.

“Representatives” means, with respect to any Person, its officers, directors, employees, counsel, accountants, financial advisors, agents, consultants and other authorized representatives of such Person.

“Required Amount” has the meaning set forth in Section 6.14.

“Required Information” has the meaning set forth in Section 7.10(d).

“Restraint” has the meaning set forth in Section 8.1(a).

“Retention Plan Amount” has the meaning set forth in Section 7.8(d).

“Reverse Termination Fee” has the meaning set forth in Section 9.2(a).

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Section 228 Notice” has the meaning set forth in Section 5.2(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Secured Credit Facilities” means the credit facilities of the Company pursuant to the Contracts set forth as item (2) in Section 5.5(c)(ii) of the Company Disclosure Letter.

“Settlement Amount” has the meaning set forth in Section 7.1(b)(xvii)(A).

“Significant Subsidiary” means any Subsidiary of the Company or Parent, as applicable, that constitutes a “significant subsidiary” of the Company or Parent, as applicable, within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

“Social Security Act” has the meaning set forth in Section 5.20(d).

“Sponsor” means any of The Blackstone Group, L.P., Goldman, Sachs & Co., Kohlberg Kravis Roberts & Co. L.P. and TPG Global, LLC.

“State Takeover Laws” has the meaning set forth in Section 5.22.

“Stockholder Approval Deadline” has the meaning set forth in Section 7.16(b).

“Stock Consideration Ratio” means the quotient obtained by dividing (a) Three Billion Dollars ($3,000,000,000) by (b) the sum of (i) Three Billion Dollars ($3,000,000,000) and (ii) the Aggregate Adjusted Cash Consideration.

“Stockholders Agreement” has the meaning set forth in the Recitals of this Agreement.

“Subsidiaries” means, with respect to any Person, another Person, in which such first Person (a) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, equity securities, profits interest or capital interest or (b) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” means any and all taxes (whether federal, state, local or foreign), including, without limitation, income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, capital stock, franchise, withholding, license, customs duty, payroll, employment, unemployment, social security, disability, registration, alternative or add-on minimum, estimated, excise, stamp, or property taxes, together with any interest, penalties or additions to tax imposed with respect thereto.

“Tax Returns” means returns, reports, schedules, forms and similar items required to be filed with any Governmental Authority with respect to any Tax.

“Transfer” means to sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any property or assets (including stock or other ownership interests of subsidiaries).

“Transfer Taxes” has the meaning set forth in Section 7.12.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, which shall be the surviving corporation (the “Surviving Corporation”) in the Merger, and the separate corporate existence of Merger Sub shall thereupon cease. The separate corporate existence of the Company with all its properties, rights, powers, privileges, immunities and franchises shall continue unaffected by the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the certificate of merger as contemplated by the DGCL (the “Certificate of Merger”) and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, powers, privileges, immunities and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, commencing at 10:00 a.m. local time, on the third (3rd) Business Day after the date on which all of the conditions set forth in Article VIII have been satisfied or, to the extent permitted by Applicable Law, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of those conditions) in accordance with this Agreement or (b) at such other location, date and time as Parent and the Company may agree upon in writing; provided, however, that, notwithstanding the satisfaction or, to the extent permitted by

Applicable Law, waiver of the conditions set forth in Article VIII, Parent and Merger Sub shall not be obligated to effect the Closing prior to the third (3rd) Business Day following the final day of the Marketing Period, unless Parent shall request an earlier date on three (3) Business Days’ prior written notice (but, subject in each such case, to the satisfaction or, to the extent permitted by Applicable Law, waiver of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions)).

Section 2.3 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as promptly as reasonably practicable following the Closing on the Closing Date, the parties shall file the Certificate of Merger, together with any required related certificates, filings or recordings, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later date and time as the Company and Parent may agree upon and as is set forth in the Certificate of Merger (such time, the “Effective Time” and such date, the “Effective Date”).

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read as set forth on Exhibit A. As so amended, the Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as permitted by Applicable Law, such Certificate of Incorporation and this Agreement (including Section 7.7).

Section 3.2 Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as permitted by Applicable Law, such Bylaws and this Agreement (including Section 7.7).

Section 3.3 Directors and Officers. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE IV

EFFECT ON CAPITAL STOCK; PURCHASE PRICE

Section 4.1 Effect on Capital Stock.

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares and Dissenting Shares) shall, by virtue of this Agreement and without any action on the part of the Company, Parent or Merger Sub or the holders of any shares of Company Common Stock, be automatically converted into and shall thereafter represent the right to receive, upon the terms and subject to the conditions set forth in this Agreement, (i) such fraction of a validly issued, fully-paid and non-assessable share of Parent Common Stock (the “Exchange Ratio”) equal to the quotient obtained by dividing (A) the sum of the Aggregate Stock Consideration and the Incremental Deemed Stock Consideration by (B) the Aggregate Company Shares Deemed Outstanding (the “Per Share Stock Consideration”) and (ii) the Per Share Cash Consideration (together with the Per Share Stock Consideration, the “Merger Consideration”).

(b) From and after the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article IV shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, a “Certificate”) previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive, upon the terms and subject to the conditions set forth in this Agreement, (i) the Merger Consideration, (ii) any dividends and other distributions in accordance with Section 4.2(h) and (iii) any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 4.3.

(c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Parent shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or any similar event, the Exchange Ratio, the Per Share Cash Consideration and any number or amount contained herein which is based on the price of Parent Common Stock or the number of shares of Parent Common Stock, as the case may be, shall be appropriately adjusted to reflect such reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend thereon or similar event and provide to the holders of Company Common Stock as of immediately prior to the Effective Time the same economic effect as contemplated by this Agreement prior to such event (it being understood that, notwithstanding anything in this Agreement to the contrary, unless any such event described in this Section 4.1(c) has occurred that would require an adjustment pursuant to this Section 4.1(c), in no event shall Parent be obligated to issue any shares of Parent Common Stock in excess of the Aggregate Stock Consideration in connection with the Merger).

(d) At the Effective Time, all shares of Company Common Stock that are owned by Parent, Merger Sub, any Subsidiary of Parent or Merger Sub, or held in treasury of the Company or owned by the Company or any Subsidiary of the Company (the “Cancelled Shares”) shall be automatically cancelled and retired without any conversion thereof and shall cease to exist and no payment shall be made in respect thereof.

(e) Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully-paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 4.2 Surrender and Payment.

(a) At or prior to the date that is not less than two (2) months prior to the anticipated Effective Time, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates representing shares of Company Common Stock for the Merger Consideration in accordance with this Article IV. As promptly as reasonably practicable after the appointment of the Exchange Agent (but in any event within ten (10) Business Days after the date thereof), Parent and the Company will develop and finalize a letter of transmittal which shall be in customary form and have such other provisions as to which Parent and the Company may reasonably agree (which letter of transmittal shall specify that the delivery of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) (the “Letter of Transmittal”) for use in effecting delivery of shares of Company Common Stock to the Exchange Agent. At or as promptly as reasonably practicable after finalizing such Letter of Transmittal (but in any event within ten (10) Business Days after the date thereof and at least ten (10) Business Days prior to the Effective Time), Parent shall cause the Exchange Agent to send to each holder of record of shares of Company Common Stock on the date thereof, and from time to time thereafter as requested by Parent or the Company, a Letter of Transmittal, together with instructions for effecting the surrender of Certificates in exchange for the Merger Consideration.

(b) At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of shares of Company Common Stock (other than any Cancelled Shares), for exchange in accordance with this Article IV, evidence of book-entry shares (or certificates if requested by any such holder) representing the number of shares of Parent Common Stock and an amount of cash, in each case, sufficient to pay to the holders of shares of Company Common Stock the Per Share Cash Consideration and the Per Share Stock Consideration (such certificates or book-entry shares for shares of Parent Common Stock and cash in Dollars, together with cash in lieu of fractional shares in accordance with Section 4.3 and any dividends or distributions with respect to the shares of Parent Common Stock in accordance with Section 4.2(h), being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 4.1 in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 4.1 out of the Exchange Fund. Parent agrees to make available to the Exchange Agent from time to time as needed, any cash in lieu of fractional shares of Parent Common Stock to be issued and paid in consideration therefor pursuant to Section 4.3 and any dividends or distributions to which such holder is entitled pursuant to Section 4.2(h) of this Agreement. Except as specified in this Section 4.2, the Exchange Fund shall not be used for any other purpose.

(c) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis in (i) short-term direct obligations of the United States of America with maturities of no more than thirty (30) days or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest; provided, that no gain or loss thereon shall affect the amounts payable to the holders of Company Common Stock pursuant to this Article IV. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(d) Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed and validly executed Letter of Transmittal in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, will be entitled to receive (i) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 4.1 and (ii) a check (or, with respect to the Principal Stockholder and the holders of shares of Company Common Stock set forth on Section 4.2(d) of the Company Disclosure Letter, by wire transfer of immediately available Dollar funds) in an amount equal to the cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 4.1 and the other provisions contained in this Article IV, including cash payable in lieu of fractional shares in accordance with Section 4.3 and dividends and other distributions in accordance with Section 4.2(h). No interest shall be paid or accrued on any Merger Consideration, cash payable in lieu of fractional shares in accordance with Section 4.3 or dividends and other distributions in accordance with Section 4.2(h). Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration, cash payable in lieu of fractional shares in accordance with Section 4.3 and dividends and other distributions in accordance with Section 4.2(h).

(e) If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay, or cause to be paid, any transfer or other Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate, or required for any other reason relating to such holder or requesting Person, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay, or cause to be paid, to the Exchange Agent any transfer or other Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(f) At the Effective Time, the share transfer books of the Company shall be closed and thereafter, there shall be no further registration of Transfers of shares of Company Common Stock. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except the right to receive the consideration provided for, and in accordance with the procedures set forth, in this Article IV or as otherwise provided herein or by Applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent, the Surviving Corporation or Parent, such Certificates shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article IV.

(g) Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of shares of Company Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its shares of Company Common Stock for the Merger Consideration in accordance with this Section 4.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares. Notwithstanding the foregoing, neither Parent, Merger Sub, the Company nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any Merger Consideration or other amounts delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock three (3) years after the Effective Time (or such earlier date prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by Applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(h) No dividends or other distributions with respect to shares of Parent Common Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 4.2. Following such surrender, subject to the effect of escheat, Tax or other Applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Common Stock issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of such shares of Parent Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(i) Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 4.2 to pay for Dissenting Shares for which appraisal rights shall have been perfected shall be returned to Parent upon the settlement or final and non-appealable adjudication of any claim for appraisal rights asserted with respect to such Dissenting Shares.

(j) All Merger Consideration issued and paid to a holder of Company Common Stock upon conversion of the Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 4.2(h) or Section 4.3) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock.

Section 4.3 Fractional Shares.

(a) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of shares of Company Common Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 4.3, a cash payment equal to the number of such fractional shares of Parent Common Stock multiplied by the Parent Reference Price. Fractional share interests will not entitle the owner thereof to vote or to any other rights (including the right to receive dividends or other distributions of Parent) of a stockholder of Parent.

(b) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of Company Common Stock in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Company Common Stock without interest, subject to and in accordance with Section 4.2.

Section 4.4 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article IV (including any cash payable in respect of such shares in lieu of fractional shares in accordance with Section 4.3 and any dividends or distributions payable in accordance with Section 4.2(h)).

Section 4.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock as to which the holder thereof shall have properly complied with the provisions of Section 262 of the DGCL as to appraisal rights (each, a “Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that (a) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, affirmatively withdraws his, her or its demand for appraisal of such Dissenting Shares, (b) if any holder of Dissenting Shares fails to establish his, her or its entitlement to appraisal rights as provided in the DGCL or (c) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment of the appraisal value for his, her or its shares under the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares and such shares of Company Common Stock shall be deemed converted as of the Effective Time into the right to receive the Merger Consideration as provided in this Article IV. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, (i) voluntarily make any payment with respect to any demands for appraisal for Dissenting Shares, (ii) offer to settle any such demands, (iii) waive any failure to timely deliver a written demand for appraisal in accordance with the DGCL or (iv) agree to do any of the foregoing.

Section 4.6 Treatment of Stock Options and Other Stock-Based Awards.

(a) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each option to purchase shares of Company Common Stock (a “Company Option”) granted under the equity incentive plans of the Company or under any and all individual consultant, employee, director, independent contractor, independent sales personnel or distributor agreement (collectively, the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment (comprised of Parent Common Stock and cash) equal to the product of (i) the total number of shares of Company Common Stock previously subject to such Company Option and (ii) the excess, if any, of the Merger Consideration Value over the exercise price per share of Company Common Stock previously subject to such Company Option (such amounts payable hereunder being referred to as the “Per Option Consideration”). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of an allocable portion of the Aggregate Option Consideration. At, or as promptly as reasonably practicable after the Effective Time, Parent shall or shall cause the Surviving Corporation to deliver in exchange for each Company Option which is canceled pursuant to this Section 4.6(a) a payment (comprised of Parent Common Stock and cash) equal to the product of (i) the Aggregate Option Consideration and (ii) a fraction, the numerator of which is the Per Option Consideration for such Company Option and the denominator of which is the aggregate of the Per Option Consideration for all Company Options. The portion of each such payment consisting of cash shall be equal to the ratio which (i) the value of the Aggregate Adjusted Cash Consideration bears to (ii) the value of the Aggregate Consideration (based, for such purposes, on the Parent Reference Price in respect of the value of the Parent Common Stock that comprised part of the Aggregate Consideration). The portion of each such payment consisting of Parent Common Stock shall be equal to the ratio which (i) the value of the Aggregate Stock Consideration bears to (ii) the value of the Aggregate Consideration (based, for such purposes, on the Parent Reference Price in respect of the value of the Parent Common Stock that comprised part of the Aggregate Consideration). The cash and shares payable pursuant to the preceding sentence shall be subject to any applicable withholding or other taxes required by Applicable Law to be withheld, with any such amounts being withheld from the cash payment to the maximum extent possible.

(b) Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under Company Stock Plans (including restricted stock units and leveraged share awards), other than Company Options (each, a “Company Stock-Based Award”), whether vested or unvested, which is outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Stock-Based Award shall be entitled to receive, in consideration of the cancellation of such Company Stock-Based Award and in settlement therefor, a payment of the Merger Consideration (comprised of Parent Common Stock and cash) into which the number of shares of Company Common Stock previously subject to such Company Stock-Based Award would have been converted into in the Merger if such shares of Company Common Stock had been outstanding immediately prior to the Effective Time; provided, that in the case of leveraged share awards, any such payment will be reduced by any unpaid portion of any loan with respect to such award. Such reduction shall be comprised of a proportionate reduction in the cash and Parent Common Stock otherwise required to be paid. From and after the Effective Time, any such cancelled Company Stock-Based Award shall only entitle such holder to the payment of the Merger Consideration pursuant to this Section 4.6(b), as so reduced. At, or as promptly as reasonably practicable after, the Effective Time, Parent shall or shall cause the Surviving Corporation to provide each holder of Company Stock-Based Awards which are canceled pursuant to this Section 4.6(b) with a lump sum cash payment and a payment of Parent Common Stock equal to the Merger Consideration payable to such holder pursuant to this Section 4.6(b), as so reduced, subject to any applicable withholding or other taxes required by Applicable Law to be withheld, with any such amounts withheld from the cash payment to the maximum extent possible.

(c) The Company shall take all steps necessary to provide that the Company Stock Plans (as well as any outstanding awards under any such plans) are terminated effective as of the Closing.

(d) No fractional shares of Parent Common Stock shall be issued to holders of Company Options or Company Stock-Based Awards, but in lieu thereof each holder of Company Options or Company Stock-Based Awards otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Company in accordance with the provisions of this Section 4.6, a cash payment in lieu of such fractional shares of Parent Common Stock in addition to the cash payment otherwise contemplated by this Section 4.6, equal to the number of such fractional shares of Parent Common Stock multiplied by the Parent Reference Price. Fractional share interests will not entitle the owner thereof to vote or to any other rights (including the right to receive dividends or other distributions of Parent) of a stockholder of Parent. The parties acknowledge that payment of cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.

Section 4.7 Further Action. If at any time after the Effective Time, any further action is necessary to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the directors and officers of the Surviving Corporation are fully authorized in the name of the Company and Merger Sub to take all such lawful and necessary action.

Section 4.8 Withholding Rights. Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any of the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to all of the consideration payable to such Person under any provision of federal, state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by Parent, Merger Sub, the Surviving Corporation, or the Exchange Agent, as the case may be, and paid over to the applicable Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company Options or Company Stock-Based Awards, as applicable, in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter and except as disclosed in any form, report, schedule, statement or other document (including all amendments thereto but excluding any disclosure contained in the “Risk Factors” section thereof (other than statements of fact) and any cautionary or predictive statements or forward-looking statements contained elsewhere therein) filed with, or furnished to, the Commission by the Company or Biomet on or after June 1, 2012 and prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 5.1 Corporate Existence. Each of the Company and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with all requisite corporate power and authority to own, lease and operate its properties and assets as they are now being owned, leased or operated and to carry on its business as presently conducted. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation or other legal entity and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the business transacted by it requires it to be so qualified or in good standing, except where the failure to be so qualified and in good standing would not have a Company Material Adverse Effect.

Section 5.2 Authorization.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, the delivery of the notice required to be delivered by the Company pursuant to Section 228(e) of the DGCL (the “Section 228 Notice”) following receipt of the Company Stockholder Approval, and the filing of the Certificate of Merger pursuant to the DGCL, to consummate the transactions contemplated hereby. Except for the approvals described in the following sentence, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL (the “Company Stockholder Approval”), the filing of the Certificate of Merger pursuant to the DGCL and the delivery of the Section 228 Notice following receipt of the Company Stockholder Approval. The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b) The Board of Directors of the Company has duly adopted resolutions by unanimous vote of those voting at a meeting duly called and held (i) approving the execution, delivery and performance of this Agreement by the Company, (ii) determining that entering into this Agreement is fair to, and in the best interests of, the Company and its stockholders, (iii) declaring this Agreement advisable and (iv) recommending that the Company’s stockholders adopt this Agreement and directing that this Agreement be submitted to the Company’s stockholders for adoption.

Section 5.3 Company SEC Documents.

(a) Since June 1, 2012, the Company and Biomet have filed with, or furnished to, as applicable, the Commission all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by the Company and Biomet with the Commission (together with all exhibits and schedules thereto and all information incorporated therein by reference, collectively, the “Company SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Company SEC Documents (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, the Registration Statement is not a Company SEC Document.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financial Statements”), including each Company SEC Document filed after the date hereof until the Closing, (i) complied, as of their respective dates of filing with the Commission (or if amended, the date of the last such amendment), in all material respects with the published rules and regulations of the Commission with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and (iii) fairly presented in all material respects, as applicable, the consolidated financial position of the Company and its

Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated (except, in the case of each of sub-clauses (ii) and (iii), that the unaudited interim financial statements were subject to normal year-end and quarter-end adjustments which were not material).

(c) Each of the Company and Biomet maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Each of the Company and Biomet has (A) reasonably designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information is made known to the Chief Executive Officer and the Chief Financial Officer of the Company and Biomet by others within the Company and Biomet and (B) disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(d) There are no unresolved comments in comment letters received from the Commission staff with respect to the Company SEC Documents filed or furnished on or prior to the date hereof.

Section 5.4 Absence of Changes or Events. Except (w) as otherwise expressly contemplated by this Agreement, (x) for the negotiation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (y) for the IPO or (z) as set forth in Section 5.4 of the Company Disclosure Letter, (a) since May 31, 2013 (the “Balance Sheet Date”) (i) until the date of this Agreement the businesses of the Company and its Subsidiaries have been conducted in the Ordinary Course of Business in all material respects and (ii) there has not been a Company Material Adverse Effect and (b) since the Balance Sheet Date until the date of this Agreement, none of the Company or any of its Subsidiaries has taken any action, or failed to take any action, that, if such action were to be taken after the date hereof and prior to the Effective Time, would have breached any of the covenants contained in sub-clauses (ii)(B), (iii), (iv) (but, in the case of clause (iv), only with respect to incurrence of Funded Debt), (v), (x) and (xii) (but, in the case of clause (xii), only with respect to a liquidation, dissolution, wind-up, restructuring or reorganization of the Company or any of its Significant Subsidiaries) of Section 7.1(b).

Section 5.5 Capitalization.

(a) Section 5.5(a)(i) of the Company Disclosure Letter sets forth for the Company its authorized capital stock or other equity interests and the amount of its outstanding capital stock or other equity interests, in each case, as of the date of this Agreement. Section 5.5(a)(ii) of the Company Disclosure Letter sets forth for the Company the record owner(s) of its outstanding capital stock or other equity interests as of the date of this Agreement. Section 5.5(a)(iii) of the Company Disclosure Letter sets forth for each Significant Subsidiary of the

Company the percentage of capital stock or other equity interests of each such Significant Subsidiary directly or indirectly owned by the Company as of the date of this Agreement. Except as set forth in Section 5.5(a)(i) of the Company Disclosure Letter, as of the date of this Agreement, there are no shares of capital stock of or equity interests in the Company issued, reserved for issuance or outstanding. Except as set forth in Section 5.5(a)(iii) of the Company Disclosure Letter, as of the date of this Agreement, there are no shares of capital stock of or equity interests in a Significant Subsidiary of the Company issued, reserved for issuance or outstanding. All of the outstanding capital stock or other equity interests of each of the Company and its Significant Subsidiaries have, to the extent applicable, been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding capital stock or other equity interests of each of the Company’s Significant Subsidiaries are owned by the Company or another Subsidiary of the Company free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except as set forth in Section 5.5(b) of the Company Disclosure Letter, as of the date of this Agreement, none of the Company or any of its Significant Subsidiaries has outstanding, or is bound by, any subscription, option, warrant, restricted stock units or other right, call, or commitment to issue, or any obligation or commitment to purchase or redeem, any of its authorized capital stock or other equity interests or any securities convertible into or exercisable or exchangeable for any of its authorized capital stock or other equity interests. Except as set forth in Section 5.5(b) of the Company Disclosure Letter, (i) there are no outstanding or authorized equity equivalents, restricted stock awards, restricted stock units, leveraged share awards, stock appreciation, phantom stock, dividend equivalent rights, profit participation, or other equity awards of the Company or any of its Significant Subsidiaries, and (ii) there are no voting trusts, stockholder agreements, proxies, or other similar Contracts with respect to the voting of the capital stock of the Company or any of its Significant Subsidiaries to which the Company or any of its Subsidiaries is a party.

(c) Except (x) as set forth in Section 5.5(c)(i) of the Company Disclosure Letter, (y) for the interests in the Subsidiaries of the Company and (z) for marketable securities and similar interests, as of the date of this Agreement, none of the Company or any of its Subsidiaries owns any material direct or indirect equity or other ownership interest in any Person or has any obligation to make any material investment (in the form of a capital contribution or otherwise) in any Person. Except as set forth in Section 5.5(c)(ii) of the Company Disclosure Letter, as of April 23, 2014, none of the Company or any of its Subsidiaries has any Funded Debt.

Section 5.6 Consents and Approvals. Except as set forth in Section 5.6 of the Company Disclosure Letter, neither the execution, delivery, and performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby by the Company will require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (a) for applicable requirements, if any, of state securities or “blue sky” laws, the premerger notification requirements of the HSR Act, the requirements of the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Applicable Laws, (b) the filing and recordation of the Certificate of Merger as required by the DGCL and the delivery of the Section 228 Notice, if required, following receipt of the Company Stockholder Approval, (c) the applicable requirements of the Exchange Act and the Securities Act, (d) consents, approvals, authorizations, permits, filings or notifications as may arise in connection with the Financing or as a result of facts or circumstances relating to Parent or its Affiliates or Applicable Laws or Contracts binding on Parent or its Affiliates or (e) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 5.7 No Violations. Except as set forth in Section 5.7 of the Company Disclosure Letter, neither the execution, delivery, and performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby by the Company will (a) contravene or violate any Applicable Law to which the Company or any of its Subsidiaries is subject or by which any of their respective properties or assets are bound (assuming all authorizations, approvals, consents, registrations and filings contemplated in Section 5.6 have been obtained or made, as applicable), (b) violate or conflict with any provision of the Organizational Documents of the Company or any of its Subsidiaries, (c) violate, conflict with, result in the breach of or default under, or an event that, with or without notice or lapse of time or both, would constitute a default under, or require the consent of any other party to, any Material Contract to which the Company or any of its Subsidiaries is a party or any Material Permit held by the Company or any of its Subsidiaries or by which any of their respective assets or properties are bound or give any other party to such Material Contract the right to terminate, amend, cancel or accelerate the rights or obligations of the Company or any of its Subsidiaries thereunder, or result in the loss of any benefit of the Company or any of its Subsidiaries under any Material Contract to which the Company or any of its Subsidiaries is a party or any Material Permit held by the Company or any of its Subsidiaries or by which any of their respective assets or properties are bound, or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon or with respect to any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (a), (b) (with respect to the Company’s Subsidiaries), (c) and (d), for any violation, conflict, breach, default, consent, termination, amendment, cancellation, acceleration, loss of benefits or Encumbrances which would not have a Company Material Adverse Effect.

Section 5.8 Litigation. Except as set forth in Section 5.8 of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, as of the date of this Agreement (a) none of the Company or any of its Subsidiaries is a party to any pending Proceeding or, to the Knowledge of the Company, any threatened Proceeding, in each case, by, of or before any Governmental Authority and (b) none of the Company or any of its Subsidiaries is subject to any Order of, settlement agreement or other similar written agreement with, any Governmental Authority under which the Company or any such Subsidiary has any outstanding obligations.

Section 5.9 Transactions with Affiliates. Except (x) as set forth in Section 5.9 of the Company Disclosure Letter, (y) for the payment of compensation, benefits and the advancement or reimbursement of expenses incurred in the Ordinary Course of Business to the directors and employees of the Company and its Subsidiaries or (z) as would not be required to be disclosed under Item 404 under Regulation S-K of the Exchange Act, (a) there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and (i) any officer or director of the Company or any of its Subsidiaries, (ii) any of the Company’s stockholders or (iii)

any Affiliate of any such stockholder (other than the Company or any of its Subsidiaries), on the other hand, and (b) there is no Indebtedness owing by or to (i) any officer or director of the Company or any of its Subsidiaries, (ii) any of the Company’s stockholders or (iii) any Affiliate of such stockholder (other than the Company or any of its Subsidiaries) by or to the Company or any of its Subsidiaries.

Section 5.10 Compliance with Laws; Permits. Except (x) as set forth in Section 5.10 of the Company Disclosure Letter or (y) as would not have a Company Material Adverse Effect, (a) each of the Company and its Subsidiaries is and has been since June 1, 2012 in compliance with and not in violation of any Applicable Law applicable to the Company or such Subsidiary or Contract to which a Governmental Authority (other than in its capacity as a customer of the Company or any of its Subsidiaries or otherwise in its capacity as a commercial actor) and the Company or such Subsidiary is a party or by which any of the assets or properties of the Company or any of its Subsidiaries is bound or Permit that is held by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole (a “Material Permit”) and (b) since June 1, 2012 through the date of this Agreement, none of the Company or any of its Subsidiaries has received written notice alleging any violations of any Applicable Law, Material Permit or Contract with a Governmental Authority (other than in its capacity as a customer of the Company or any of its Subsidiaries or otherwise in its capacity as a commercial actor) applicable to the Company or any such Subsidiary or by which any of their respective assets or properties are bound. Each of the Company and its Subsidiaries holds all Material Permits and all such Permits are valid and in full force and effect, except for such Material Permits the failure of which to hold or to be valid or in full force and effect would not have a Company Material Adverse Effect. Since June 1, 2012 through the date of this Agreement, none of the Company or any of its Subsidiaries has received any written notice of any Proceeding before any Governmental Authority threatening the validity, revocation, withdrawal, suspension, cancellation or modification of such Material Permits, and no such Proceeding before any Governmental Authority is pending or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for such Material Permits that if invalid, revoked, withdrawn, suspended, cancelled or modified would not have a Company Material Adverse Effect. Notwithstanding anything contained in this Section 5.10, no representation or warranty shall be deemed to be made in this Section 5.10 in respect of the matters referenced in Section 5.3, Section 5.20, or Section 5.23, or in respect of environmental, Tax, employee benefits or labor law matters.

Section 5.11 Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities, whether accrued, absolute, contingent, direct or indirect or otherwise that would be required to be recorded on a consolidated balance sheet of the Company and its Subsidiaries or in the related notes thereto under GAAP, except for liabilities (a) disclosed, reflected or accrued on or reserved against in the audited or unaudited financial statements of the Company contained in the Company SEC Documents filed or furnished to the Commission prior to the date of this Agreement, (b) arising in the Ordinary Course of Business since the Balance Sheet Date, (c) which would not have a Company Material Adverse Effect, (d) incurred in connection with this Agreement or the transactions contemplated hereby or the IPO, (e) which have been discharged or paid in full or (f) set forth on Section 5.11 of the Company Disclosure Letter.

Section 5.12 Material Contracts.

(a) Except for (x) this Agreement or any Contract filed with or furnished to the Commission by the Company or any of its Subsidiaries as an exhibit to a Company SEC Document prior to the date of this Agreement (including, for the avoidance of doubt, any Contract incorporated into any such Company SEC Document by reference to a Company SEC Document filed or furnished prior to such date) and (y) Real Property Leases, Section 5.12 of the Company Disclosure Letter sets forth as of the date hereof each written Contract to which the Company or any of its Subsidiaries is a party to or bound as of the date hereof of the type described in any of the following clauses (collectively, the “Material Contracts”):

(i) any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the Commission);

(ii) any Contract (other than between or among (x) the Company and its wholly owned Subsidiaries or (y) wholly owned Subsidiaries of the Company) relating to outstanding Indebtedness pursuant to which the Company or any of its Subsidiaries is liable or obligated for an amount in excess of Fifty Million Dollars ($50,000,000);

(iii) any Contract that (A) restricts the Company or any of its Subsidiaries from participating or competing in any line of business, market or geographic area, (B) contains most favored customer pricing provisions in favor of the counterparty of the Company or Company Subsidiary or (C) provides for “exclusivity” or any similar requirement or “most favored nation” or similar rights in favor of the counterparty of the Company or any Company Subsidiary, in the case of each of sub-clauses (A) (B) and (C), that is material to the businesses of the Company and its Subsidiaries, taken as a whole, except for any such Contract (x) that may be canceled without any material payment by the Company or any such Subsidiary upon notice of ninety (90) or fewer days, (y) between the Company and any of its Subsidiaries, on the one hand, and a distributor or sales agent, sales representative or similar Person, on the other hand or (z) between or among (1) the Company and its wholly owned Subsidiaries or (2) wholly owned Subsidiaries of the Company);

(iv) any joint venture, partnership, joint research, joint development or joint marketing or similar Contract (other than between or among (x) the Company and its wholly owned Subsidiaries or (y) wholly owned Subsidiaries of the Company), in each case, that is material to the businesses of the Company and its Subsidiaries, taken as a whole;

(v) any customer, distribution, manufacturing, sales, supply, vendor or manufacturing Contract under which payments by or to the Company or any of its Subsidiaries were made in excess of Five Million Dollars ($5,000,000) for the twelve-month period ended November 30, 2013, other than (x) any customer, distribution or sales Contract in a form substantially similar to the form distribution agreement made available to Parent and (y) any Contract between or among (1) the Company and its wholly owned Subsidiaries or (2) wholly owned Subsidiaries of the Company;

(vi) any license (other than between or among (x) the Company and its wholly owned Subsidiaries or (y) wholly owned Subsidiaries of the Company) that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries has (A) acquired the right to use any Intellectual Property from any third party (but excluding licenses for commercially available software or software-as-a-service), or (B) granted to any third party any license to use any Owned Company Intellectual Property, other than, in the case of each of sub-clauses (A) and (B), licenses or grants of rights ancillary to commercial agreements (including manufacturing, customer, supply, distribution, retail, development, marketing and similar agreements) entered into in the Ordinary Course of Business;

(vii) any Contract (other than between or among (x) the Company and its wholly owned Subsidiaries or (y) wholly owned Subsidiaries of the Company) with respect to (A) a merger, acquisition or disposition of capital stock of any Person or (B) an acquisition or disposition of assets of any Person, in each case, for aggregate consideration in excess of Twenty Five Million Dollars ($25,000,000) (other than any Contract relating to a transaction that has been consummated or terminated without any material continuing obligations or liabilities);

(viii) any Collective Bargaining Agreements; or

(ix) any Contract under which payments by or to the Company or any of its Subsidiaries were made in excess of Five Million Dollars ($5,000,000) for the twelve-month period ended November 30, 2013 and under which the Company or any of its Subsidiaries has any “take or pay” or minimum purchase obligation, in each case, that is material to the businesses of the Company and its Subsidiaries, taken as a whole, except for any such Contract that may be canceled without any payment by the Company or any such Subsidiary upon notice of ninety (90) or fewer days.

(b) Except as would not have a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries is in breach of any Material Contract, (ii) each Material Contract is in full force and effect and constitutes the legal, valid and binding obligation of the Company and its Subsidiaries party thereto, as applicable, and, to the Knowledge of the Company, of each other party thereto, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles, (iii) none of the Company or any of its Subsidiaries party to or, to the Knowledge of the Company, any other party to a Material Contract is in default under or in breach or violation of any such Material Contract, (iv) there has not occurred any event or events that, with notice or lapse of time or both, would constitute a default, breach or violation by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party, under any such Material Contracts and (v) as of the date of this Agreement, none of the Company or any of its Subsidiaries has received any written claim or notice of default, termination or cancellation under any Material Contract (other than a notice of termination or cancellation upon the expiration or lapse of such Material Contract in accordance with the terms thereof). Except with respect to any Collective Bargaining Agreements, a true, correct and complete copy of each written Material Contract has been made available to Parent; provided, however, that the Company may redact any competitively sensitive information from any such copy.

Section 5.13 Employee Benefit Matters.

(a) Section 5.13(a) of the Company Disclosure Letter lists each material “employee benefit plan,” as defined in Section 3(3) of ERISA, and all other material employee benefit, employment, pension, retention, bonus, incentive, equity incentive, deferred compensation, stock purchase, stock option, severance, change in control, medical and other welfare and fringe benefit plans, agreements, contracts, schemes, programs, funds, commitments or arrangements, whether written or oral, qualified or nonqualified, funded or unfunded, which provide compensation or benefits to any current or former employee, director, officer, consultant, independent contractor, independent sales personnel or distributor of the Company or any of its Subsidiaries in the United States and (i) which are maintained or contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries, (ii) to which the Company or any of its Subsidiaries is a party or (iii) to which the Company or any of its Subsidiaries may otherwise have any liability (contingent or otherwise), in each case other than Non-U.S. Benefit Plans (collectively, the “Benefit Plans”). With respect to each Benefit Plan, the Company has made available to Parent a true and complete copy of the following, to the extent applicable: (A) the most recent summary plan description for each Benefit Plan for which a summary plan description is required; (B) such Benefit Plan, and each trust, funding and administrative services agreement relating to such Benefit Plan; (C) the most recent annual report (Form 5500) for each Benefit Plan for which such report is required to be filed; (D) the most recent actuarial report for each Benefit Plan for which such a report is required under ERISA; and (E) the most recent determination letter issued by the IRS with respect to each Benefit Plan intended to qualify under Section 401(a) of the Code.

(b) Except as would not have a Company Material Adverse Effect, each Benefit Plan has been operated in all respects in accordance with its terms, Applicable Laws, and any other applicable instruments. Each Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS and, to the Knowledge of the Company, no events or omissions have occurred that would adversely affect the qualified status of any Benefit Plan. As of the date of this Agreement, there are no actions, suits, or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened against the Benefit Plans, or any administrator or fiduciary thereof, which could result in any liability, other than any liability that would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered since January 1, 2005 in compliance with Section 409A of the Code and any proposed and final guidance under Section 409A of the Code.

(c) None of the Company or any of its Subsidiaries nor any of their ERISA Affiliates has maintained, contributed to, or otherwise has had any liability (contingent or otherwise) in the past six (6) years with respect to any plans that are subject to Title IV of ERISA. None of the Company or any of its Subsidiaries nor any of their ERISA Affiliates has in the past six (6) years maintained, been a participating employer, contributed to, or had any obligation to contribute to, or has had in the past six years any liability (contingent or otherwise) with respect to any multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code).

(d) None of the Company or any of its Subsidiaries has any material liability in respect of, or obligation to provide, post-employment welfare benefits (including health, medical or life insurance) for former employees of the Company or any of its Subsidiaries except (i) continuation coverage required under Section 4980B of the Code, (ii) coverage or benefits the entire cost of which is borne by the former employee (or eligible dependents or beneficiaries) or (iii) coverage or benefits under the employment agreements or severance benefit plans listed on Section 5.13(a) of the Company Disclosure Letter.

(e) Except as set forth in Section 5.13(e) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby or thereby, will (either alone or together with any other event) (i) constitute a stated triggering event under any Benefit Plan or employment agreement that will result in any payment (whether of severance pay or otherwise) becoming due to any employee of the Company or any of its Subsidiaries, (ii) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any employee of the Company or any of its Subsidiaries, (iii) cause any individual to accrue or receive additional benefits, services or accelerated rights to payment of benefits under any Benefit Plan or employment agreement or (iv) directly or indirectly cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund or otherwise provide for benefits for any individual. Except as set forth in Section 5.13(e) of the Company Disclosure Letter, and assuming that the covenant set forth in Section 7.14 is satisfied, there are no Contracts providing for payments that could subject any person to liability for tax under Section 4999 of the Code or cause the loss of a deduction to the Company or any of its Subsidiaries under Section 280G of the Code.

(f) Except as would not have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries nor any of their ERISA Affiliates nor any of their employees, members, managers, stockholders or directors has engaged in any transaction in connection with which any of them would be subject either to a civil penalty assessed pursuant to Section 502 of ERISA or a Tax imposed by Section 4975 of the Code.

(g) Except as would not have a Company Material Adverse Effect, each Non-U.S. Benefit Plan is in compliance in all respects with Applicable Law and has been administered and operated in all respects in accordance with its terms. To the Knowledge of the Company, each Non-U.S. Benefit Plan which is intended to qualify for special tax treatment meets the requirements for such treatment and no event has occurred and no condition exists that would reasonably be expected to result in the loss or revocation of such status. Except as would not have a Company Material Adverse Effect: (i) none of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any other person has breached any fiduciary duty under Applicable Law with respect to any Non-U.S. Benefit Plan, (ii) no claim, action or litigation has been made, commenced or, to the Knowledge of the Company, threatened in writing with respect to any Non-U.S. Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of such denied claims), (iii) each Non-U.S. Benefit Plan that provides for pension benefits is funded in compliance with all Applicable Laws and (iv) to the Knowledge of the Company, each Non-U.S. Benefit Plan required to be registered with applicable Governmental Authorities has been so registered and has been maintained in good standing with the applicable Governmental Authorities.

Section 5.14 Environmental Matters. Except as would not have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are, and since June 1, 2012 have been, in compliance with Environmental Laws, and have obtained, and are in compliance with, all Permits required of them under any Environmental Law;

(b) since June 1, 2012 through the date of this Agreement, none of the Company or any of its Subsidiaries has received any written notice or demand letter (A) regarding any Release or threatened Release of Hazardous Substances at any location or (B) alleging any material violation of any Environmental Law, in each case which matter remains unresolved, and there are no Proceedings, or, to the Knowledge of the Company, investigations, pending before any Governmental Authority, or threatened before any Governmental Authority in writing, against the Company or any of its Subsidiaries under any Environmental Law;

(c) none of the Company or any of its Subsidiaries has assumed, by Contract or operation of Applicable Law, any obligation or liability of any other Person under any Environmental Law, or is subject to any Order under any Environmental Law; and

(d) as of the date hereof, to the Knowledge of the Company, no facts, circumstances or conditions exist with respect to any real property at any time owned, leased or operated by the Company or any of its Subsidiaries or with respect to the past or present business or operations of the Company or any of its Subsidiaries which would reasonably be expected to give rise to liability under any Environmental Law.

Section 5.15 Property and Assets.

(a) Section 5.15(a) of the Company Disclosure Letter sets forth a list of all material real property owned in fee by the Company or any of its Subsidiaries as of the date hereof (the “Owned Real Property”). The Company and its Subsidiaries have good and marketable fee simple title in and to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b) Section 5.15(b) of the Company Disclosure Letter sets forth a list of all material leases, subleases, rental or occupancy agreements with respect to any material Real Property leased by the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party as of the date hereof, whether as landlord or as tenant (collectively, “Real Property Leases”). Each Real Property Lease represents, as of the date hereof, the entire agreement between the tenants and the landlords thereunder with respect to the respective leasehold demised by a Real Property Lease (each, a “Leased Real Property”). True, correct and complete copies of each material Real Property Lease have been made available to Parent (except as indicated on Section 5.15(b) of the Company Disclosure Letter). Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries which are tenants have good and valid leasehold interests in the Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances, (ii) each Real Property Lease is in full force and effect and constitutes the legal, valid and binding obligation of the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, of each other party thereto, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles and (iii) none of the Company or any of its Subsidiaries and, to the Knowledge of the Company, no other party to a Real Property Lease is in default under or in breach of any such Real Property Lease, there has not occurred any event or events which, with the lapse of time or the giving of notice, or both, would constitute a default by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party under any such Real Property Leases.

(c) Except (x) as would not have a Company Material Adverse Effect or (y) as disposed of in the Ordinary Course of Business or in accordance with Section 7.1(b)(xi), each of the Company and its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in, all of its tangible properties and assets that do not constitute real property and that are owned or leased by it and necessary for the conduct of its business as currently conducted, free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 5.16 Employment and Labor.

(a) Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and, since June 1, 2012, have been in compliance with all Collective Bargaining Agreements and all Applicable Laws related to the employment of labor, including those related to wages, hours, classification, immigration, health, safety and collective bargaining, and (ii) are not and, since June 1, 2012, have not been engaged in any unfair labor practice.

(b) Except as would not have a Company Material Adverse Effect as of the date of this Agreement, (i) none of the Company or any of its Subsidiaries is subject to any pending, or to the Knowledge of the Company, threatened, strikes, slowdowns, work stoppages, unfair labor practice charges or collective labor disputes, and (ii) no such strikes, slowdowns, work stoppages, unfair labor practice charges or collective labor disputes have occurred since June 1, 2012 through the date of this Agreement.

Section 5.17 Insurance. Except (x) as set forth on Section 5.17 of the Company Disclosure Letter or (y) as would not have a Company Material Adverse Effect, (a) each material insurance policy covering the Company or any of its Subsidiaries is in full force and effect and (b) none of the Company or any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default under, or permit termination or modification by the insurer of, any such insurance policy. As of the date of this Agreement, there is no material claim pending under such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policies, except (x) as set forth in Section 5.17 of the Company Disclosure Letter or (y) for such claims which would not have a Company Material Adverse Effect. As of the date of this Agreement, to the Knowledge of the Company, there is no threatened termination of any of such insurance policies that would have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and since June 1, 2012 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Applicable Law and as are adequate to protect its assets and properties and the conduct of its business.

Section 5.18 Intellectual Property Matters.

(a) Except as would not have a Company Material Adverse Effect or as set forth in Section 5.18(a) of the Company Disclosure Letter, the Company and its Subsidiaries solely own or co-own, or have a valid license to use, all of the Company Intellectual Property free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, (i) all Company Registered Intellectual Property is valid, subsisting and enforceable and (ii) as of the date hereof, none of the Company Registered Intellectual Property is the subject of any Proceeding or other challenge before any Governmental Authority to the validity, subsistence or enforceability of such Company Registered Intellectual Property except in connection with the prosecution in the Ordinary Course of Business of applications before the United States Patent and Trademark Office or any equivalent Governmental Authority.

(c) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, the use or practice of the Company Intellectual Property in the conduct of the business of the Company and its Subsidiaries as currently conducted (including in such conduct of the business, the sale of products of the Company or any of its Subsidiaries) does not infringe, misuse, violate or constitute misappropriation of any Intellectual Property of any other Person. Except as set forth in Section 5.18(c) of the Company Disclosure Letter or as would not have a Company Material Adverse Effect, as of the date of this Agreement there are no Proceedings pending alleging the infringement, misuse, violation, or misappropriation of any Intellectual Property of any other Person by the Company or any of its Subsidiaries. As of the date of this Agreement, since June 1, 2012, none of the Company or any of its Subsidiaries has received any written notice of any such infringement, misuse, violation, or misappropriation, nor, to the Knowledge of the Company, are any Proceedings threatened alleging any such infringement, misuse, violation, or misappropriation except as would not have a Company Material Adverse Effect.

(d) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no Person is infringing upon, misusing, violating, or misappropriating any Owned Company Intellectual Property.

(e) With respect to each item of Company Registered Intellectual Property, in accordance with Applicable Law, payment of all necessary registration, maintenance, annuities and renewal fees in connection with such Company Registered Intellectual Property has been made as necessary for the purpose of maintaining the registration of such Company Registered Intellectual Property, except as would not have a Company Material Adverse Effect.

(f) Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no employee, independent contractor or agent of each of the Company and its Subsidiaries is in default or breach of any term of any employment agreement, non-disclosure agreement, or assignment of invention agreement, in each case relating to non-disclosure or assignment of Owned Company Intellectual Property.

(g) Except as would not have a Company Material Adverse Effect, as of the date hereof, the Company and its Subsidiaries own or have a valid right to use all computer systems, networks, hardware, middleware, firmware, servers, software, databases, websites and equipment used to process, store, maintain and operate data, information, and functions to the extent used in connection with the Company’s and its Subsidiaries’ business operations (the “Company IT Systems”), and such Company IT Systems perform as reasonably required in connection with, the operation of the business as now being conducted. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have implemented commercially reasonable back-up, security and disaster recovery measures.

(h) Except as would not have a Company Material Adverse Effect, since June 1, 2012: (i) the Company and its Subsidiaries are complying and have complied with all applicable statutes and regulations relating to privacy, data protection, and the collection and use of personal information; (ii) as of the date of this Agreement, none of the Company or any of its Subsidiaries has received any written notice of any Proceeding alleging a violation of such statutes or regulations nor, to the Knowledge of the Company, is any such Proceeding threatened against the Company or any of its Subsidiaries; and (iii) to the Knowledge of the Company, there has been no loss or breach of security of personally identifiable information maintained by or on behalf of the Company or any of its Subsidiaries.

Section 5.19 Taxes.

(a) Except as would not have a Company Material Adverse Effect, all Tax Returns for all periods ending on or before the Closing Date that are or were required to be filed by, or on behalf of, the Company and its Subsidiaries have been or will be filed on a timely basis. Except as would not have a Company Material Adverse Effect, all such Tax Returns are true, correct and complete.

(b) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries have timely paid, or made provision for the timely payment of, all Taxes due and payable, except such Taxes, if any, that are described in Section 5.19 of the Company Disclosure Letter or are being contested in good faith and as to which adequate reserves have been provided in accordance with the requirements of GAAP. Except as would not have a Company Material Adverse Effect, where payment for a Tax of the Company or its Subsidiaries is not yet due, the charges, accruals and reserves with respect to material Taxes on the books of the Company and its Subsidiaries are adequate in accordance with the requirements of GAAP. Except as set forth in Section 5.19 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has given or is subject to any material waiver or extension of a statute of limitations with respect to any Tax.

(c) All material Taxes that the Company and its Subsidiaries are or were required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Authority.

(d) There are no tax sharing agreements or similar arrangements (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries), including indemnification agreements or arrangements, that will require that any material payment be made by the Company and its Subsidiaries on or after the Closing Date with respect to Taxes imposed on any Person other than the Company and its Subsidiaries; provided, however, that this paragraph (d) shall not include any Tax payable pursuant to any agreement or arrangement entered into in the Ordinary Course of Business of the Company and its Subsidiaries.

(e) Except as would not have a Company Material Adverse Effect or as otherwise set forth in Section 5.19 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has (i) agreed to or are required to make any adjustment pursuant to Section 481(a) of the Code, (ii) knowledge that the IRS has proposed any such adjustment or change in accounting method with respect to the Company or any of its Subsidiaries or (iii) an application pending with any Governmental Authority requesting permission for any change in accounting method, in each case, that would increase the Company’s or any of its Subsidiaries’ liability for Taxes in a taxable period or portion thereof beginning after the Closing Date.

(f) The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(g) None of the Company or any of its Subsidiaries will be required to include any item of material income or gain in, or be required to exclude any material item of deduction of loss from, any period ending after the Closing Date as a result of any (i) closing or similar agreement with any taxing authority executed on or prior to the Closing Date, (ii) installment sale or open transaction made on or prior to the Closing Date, (iii) election under section 108(i) of the Code or (iv) prepaid amount received prior to the Closing Date.

(h) As of the date of this Agreement, no written claim has been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file a Tax Return, either separately or as a member of an affiliated, combined, unitary, consolidated or similar group of corporations, that the Company and its Subsidiaries, either separately or as a member of an affiliated, combined, unitary, consolidated or similar group of corporations, is or may be subject to a material amount of Tax in that jurisdiction.

Section 5.20 Regulatory Compliance. Except as set forth in Section 5.20 of the Company Disclosure Letter:

(a) As to each product subject to the Federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), or similar Applicable Laws (including Council Directive 93/42/EEC concerning medical devices and its implementing rules and guidance documents) in any foreign jurisdiction (the FDCA and such similar laws, collectively, the “Regulatory Laws”) that is developed, manufactured, tested, distributed or marketed by the Company or any of its Subsidiaries (or, for purposes of Section 6.11, developed, manufactured, tested, distributed or marketed by Parent or any of its Subsidiaries, in each case as the context so requires, a “Medical Device”), each such Medical Device is being developed, manufactured, tested, distributed or marketed in compliance with all applicable requirements under the Regulatory Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for failures to be in compliance that would not have a Company Material Adverse Effect. As of the date of this Agreement, none of the Company or any of its Subsidiaries has received any written notice from the Federal Food and Drug Administration (the “FDA”) or any other Governmental Authority that remains uncured and unresolved (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (ii) otherwise alleging any material violation of any Regulatory Law applicable to any Medical Device.

(b) (i) Since June 1, 2012, no Medical Device has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), except for a recall, withdrawal, suspension, seizure or discontinuation that would not have a Company Material Adverse Effect and (ii) none of the actions described in the immediately preceding clause (i) is under consideration by senior management of the Company or any of its Subsidiaries with respect to any Medical Device. As of the date of this Agreement, there is no Proceeding against the Company or any of its Subsidiaries in the United States or outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device.

(c) The Company and its Subsidiaries are in compliance with all applicable registration and listing requirements set forth in Sec. 510 of the FDCA (21 U.S.C. § 360) and 21 C.F.R. Part 807 and all other Regulatory Laws, except for failures to be in compliance that would not have a Company Material Adverse Effect.

(d) None of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA, or committed an act, made a material statement, or failed to make a material statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in the FDA’s Compliance Policy Guide, Section 120.100 (CPG 7150.09). None of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by Sec. 306 of the FDCA (21 U.S.C. § 335a(a)) or authorized by Sec. 306 of the FDCA (21 U.S.C. § 335a(b)). None of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”).

(e) Since June 1, 2012 through the date of this Agreement, none of the Company or any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to (i) withdraw its approval of any Medical Device, (ii) enjoin production of any Medical Device or (iii) enjoin the production of any Medical Device produced at any facility where any Medical Device is manufactured, tested or packaged.

Section 5.21 Disclosure Documents. None of the information supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the Form S-4 to be filed by Parent with the Commission in connection with the issuance of Parent Common Stock pursuant to the Merger (the “Form S-4”) will, at the time the Form S-4 is filed with the Commission, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) the prospectus to be filed with the Commission as part of the Form S-4, the Consent Solicitation Statement or the Proxy Statement, as applicable, will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Consent Solicitation Statement or the Proxy Statement, as applicable, will comply as to form in all material respects with the applicable provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in any of the foregoing documents which were not supplied by or on behalf of the Company.

Section 5.22 State Takeover Statutes. Section 203 of the DGCL is inapplicable to the transactions contemplated by this Agreement. No “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover Applicable Law (collectively, the “State Takeover Laws”) applicable to the Company or any anti-takeover provision in the Organizational Documents of the Company is applicable to the Merger or the other transactions contemplated by this Agreement.

Section 5.23 Foreign Corrupt Practices Act.

(a) Except as set forth in Section 5.23 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries, any of their respective officers or employees, or, to the Knowledge of the Company, any supplier, distributor, licensee or agent or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, has, since June 1, 2013, (i) made or offered to make or received any direct or indirect payments in material violation of any Applicable Law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal in any material respect under any Applicable Law (including the United States Foreign Corrupt Practices Act), or (ii) provided or received any product or services in material violation of any Applicable Law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010). Except as set forth in Section 5.23 of the Company Disclosure Letter, there are no pending internal investigations and, to the Knowledge of the Company, no pending Proceedings, in each case, regarding any action or any allegation of any action described above in this Section 5.23(a).

(b) Except as set forth in Section 5.23 of the Company Disclosure Letter, the operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and of the United States Foreign Corrupt Practices Act. No Proceeding by or before any Governmental Authority that is material to the Company and its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened.

(c) None of the Company or any of its Subsidiaries nor any of their respective Representatives or Affiliates (nor any Person or entity acting on behalf of any of the foregoing) is currently subject to any material sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury. Except as set forth in Section 5.23 of the Company Disclosure Letter, no Proceeding by or before any Governmental Authority that is material to the Company and its Subsidiaries with respect to any such sanctions is pending or, to the Knowledge of the Company, threatened, nor, to the Knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to any such sanctions pending or threatened.

Section 5.24 No Brokers. Except for the Persons set forth on Section 5.24 of the Company Disclosure Letter, whose fees and expenses are payable pursuant to an engagement letter (a true, correct and complete copy of which has been provided to Parent), no broker, investment banker or finder is entitled to any brokerage or finder’s fee or other commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of the Company or any of its Subsidiaries, the Company’s stockholders or their respective Affiliates.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as disclosed in the Parent Disclosure Letter and except as disclosed in any form, report, schedule, statement or other document (including all amendments thereto but excluding any disclosure contained in the “Risk Factors” section thereof (other than statements of fact) and any cautionary or predictive statements or forward-looking statements contained elsewhere therein) filed with, or furnished to, the Commission by Parent on or after June 1, 2012 and prior to the date of this Agreement, Parent hereby represents and warrants to the Company as follows:

Section 6.1 Corporate Existence. Each of Parent and its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with all requisite corporate power and authority to own, lease and operate its properties and assets as they are now being owned, leased or operated and to carry on its business as presently conducted. Each of Parent and its Subsidiaries is duly qualified to do business as a foreign corporation or other legal entity and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of the business transacted by it requires it to be so qualified or in good standing, except where the failure to be so qualified and in good standing would not have a Parent Material Adverse Effect.

Section 6.2 Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on behalf of Parent and Merger Sub. No other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger, other than the filing of the Certificate of Merger pursuant to the DGCL. No vote of the holders of any class or series of capital stock or other equity interests or securities of Parent or any of its Subsidiaries is necessary to adopt this Agreement or consummate any of the transactions contemplated by this Agreement, including the issuance of the shares of Parent Common Stock to be issued in the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 6.3 Absence of Changes or Events. Except (x) as otherwise expressly contemplated by this Agreement or (y) the negotiation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (a) since December 31, 2013 (i) until the date of this Agreement, the businesses of Parent and its Subsidiaries have been conducted in the Ordinary Course of Business in all material respects and (ii) there has not been a Parent Material Adverse Effect and (b) since December 31, 2013 until the date of this Agreement, none of Parent or any of its Subsidiaries has taken any action, or failed to take any action, that, if such action were to be taken after the date hereof and prior to the Effective Time, would have breached any of the covenants contained in sub-clauses (ii)(B), (iii), (iv), (v) and (vii) (but, in the case of clause (vii), only with respect to a liquidation, dissolution, wind-up, restructuring or reorganization of Parent or any of its Significant Subsidiaries) of Section 7.2(b).

Section 6.4 Capitalization of Parent and Merger Sub.

(a) Section 6.4(a)(i) of the Parent Disclosure Letter sets forth Parent’s authorized capital stock or other equity interests and the amount of its outstanding capital stock or other equity interests, in each case, as of April 22, 2014. Section 6.4(a)(ii) of the Parent Disclosure Letter sets forth for each Significant Subsidiary of Parent its authorized capital stock or other equity interests and the amount of its outstanding capital stock or other equity interests, in each case, as of the date of this Agreement. Except as set forth in Section 6.4(a)(i) of the Parent Disclosure Letter, as of April 22, 2014, there are no shares of capital stock of, or equity interests in, Parent issued, reserved for issuance or outstanding. Except as set forth in Section 6.4(a)(ii) of the Parent Disclosure Letter, as of the date of this Agreement, there are no shares of capital stock of or equity interests in a Significant Subsidiary of Parent issued, reserved for issuance or outstanding. All of the outstanding capital stock or other equity interests of each of Parent and its Significant Subsidiaries have, to the extent applicable, been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding capital stock or other equity interests of each of Parent’s Significant Subsidiaries are owned by Parent or another Subsidiary of Parent free and clear of all Encumbrances (other than Permitted Encumbrances).

(b) Except as set forth in Section 6.4(b) of the Parent Disclosure Letter, as of April 22, 2014, none of Parent or any of its Significant Subsidiaries has outstanding, or is bound by, any subscription, option, warrant, restricted stock units, or other right, call, or commitment to issue, or any obligation or commitment to purchase or redeem, any of its authorized capital stock or other equity interests or any securities convertible into or exercisable or exchangeable for any of its authorized capital stock or other equity interests. Except as set forth in Section 6.4(b) of the Parent Disclosure Letter, (i) there are no outstanding or authorized equity equivalents, restricted stock awards, restricted stock units, leveraged share awards, stock appreciation, phantom stock, dividend equivalent rights, profit participation, or other equity awards of Parent or any of its Significant Subsidiaries, and (ii) there are no voting trusts, stockholder agreements, proxies, or other similar Contracts with respect to the voting of the capital stock of Parent or any of its Significant Subsidiaries to which Parent or any of its Subsidiaries is a party.

(c) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of one thousand (1,000) shares of common stock, par value $0.01 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(d) The shares of Parent Common Stock to be issued pursuant to the Merger in accordance with Article IV (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by Applicable Law, Parent’s Organizational Documents or any Contract to which Parent or any of its Subsidiaries is a party or is bound, (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable state securities or “blue sky” laws and (iii) will be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 6.5 Consents and Approvals. Neither the execution, delivery, and performance of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby by Parent or Merger Sub, as applicable, will require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (a) for applicable requirements, if any, of state securities or “blue sky” laws, the premerger notification requirements of the HSR Act, the requirements of the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Applicable Laws, (b) the filing and recordation of the Certificate of Merger as required by the DGCL, (c) the applicable requirements of the Exchange Act, (d) consents, approvals, authorizations, permits, filings or notifications as a result of facts or circumstances relating to the Company or its Affiliates or Applicable Laws or Contracts binding on the Company or its Affiliates or (e) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect.

Section 6.6 No Violations. Neither the execution, delivery, and performance of this Agreement by Parent or Merger Sub nor the consummation of the transactions contemplated hereby by Parent or Merger Sub, as applicable, will (a) contravene or violate any Applicable Law to which Parent or any of its Subsidiaries is subject or by which any of their respective properties or assets are bound (assuming all authorizations, approvals, consents, registrations and filings contemplated in Section 6.5 have been obtained or made, as applicable), (b) violate or conflict with any provision of the Organizational Documents of Parent or any of its Subsidiaries, (c) violate, conflict with, result in the breach of or default under, or an event that, with or without notice or lapse of time or both, would constitute a default under, or require the consent of any other party to, any material Contract to which Parent or any of its Subsidiaries is a party or any Parent Material Permit held by Parent or any of its Subsidiaries or by which any of their respective assets or properties are bound or give any other party to such material Contract or Parent Material Permit the right to terminate, amend, cancel or accelerate the rights or obligations of Parent or any of its Subsidiaries thereunder, or result in the loss of any benefit of Parent or any of its Subsidiaries under any material Contract to which Parent or any of its Subsidiaries is a party or any Parent Material Permit held by Parent or any of its Subsidiaries or by which any of their respective assets or properties are bound, or (d) result in the creation or imposition of any Encumbrance (other than any Permitted Encumbrance) upon or with respect to any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (a), (b) (with respect to Parent’s Subsidiaries), (c) and (d), for any violation, conflict, breach, default, consent, termination, amendment, cancellation, acceleration, loss of benefits or Encumbrances which would not have a Parent Material Adverse Effect.

Section 6.7 Litigation. Except as set forth in Section 6.7 of the Parent Disclosure Letter or as would not have a Parent Material Adverse Effect, as of the date of this Agreement (a) none of Parent or any of its Subsidiaries is a party to any pending Proceeding or, to the Knowledge of Parent, any threatened Proceeding, in each case, by, of or before any

Governmental Authority and (b) none of Parent or any of its Subsidiaries is subject to any Order of, settlement agreement or other similar written agreement with, any Governmental Authority under which Parent or any such Subsidiary has any outstanding obligations.

Section 6.8 Transactions with Affiliates. Except (x) as set forth in Section 6.8 of the Parent Disclosure Letter, (y) for the payment of compensation, benefits and the advancement or reimbursement of expenses incurred in the Ordinary Course of Business to the directors and employees of Parent and its Subsidiaries or (z) as would not be required to be disclosed under Item 404 under Regulation S-K of the Exchange Act, (a) there are no Contracts between Parent or any of its Subsidiaries, on the one hand, and (i) any officer or director of Parent or any of its Subsidiaries, (ii) any of Parent’s stockholders or (iii) any Affiliate of any such stockholder (other than Parent or any of its Subsidiaries), on the other hand, and (b) there is no Indebtedness owing by or to (i) any officer or director of Parent or any of its Subsidiaries, (ii) any of Parent’s stockholders or (iii) any Affiliate of such stockholder (other than Parent or any of its Subsidiaries) by or to Parent or any of its Subsidiaries.

Section 6.9 Compliance with Laws; Permits. Except as would not have a Parent Material Adverse Effect, (a) each of Parent and its Subsidiaries is and has been since June 1, 2012 in compliance with and not in violation of any Applicable Law applicable to Parent or such Subsidiary or Contract to which a Governmental Authority (other than in its capacity as a customer of Parent or any of its Subsidiaries or otherwise in its capacity as a commercial actor) and Parent or such Subsidiary is a party or by which any of the assets or properties of Parent or any of its Subsidiaries is bound or Permit that is held by Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole (a “Parent Material Permit”) and (b) since June 1, 2012 through the date of this Agreement, none of Parent or any of its Subsidiaries has received written notice alleging any violations of any Applicable Law, Parent Material Permit or Contract with a Governmental Authority (other than in its capacity as a customer of Parent or any of its Subsidiaries or otherwise in its capacity as a commercial actor) applicable to Parent or any such Subsidiary or by which any of their respective assets or properties are bound. Each of Parent and its Subsidiaries holds all Parent Material Permits and all such Permits are valid and in full force and effect, except for such Parent Material Permits the failure of which to hold or to be valid or in full force and effect would not have a Parent Material Adverse Effect. Since June 1, 2012 through the date of this Agreement, none of Parent or any of its Subsidiaries has received any written notice of any Proceeding before any Governmental Authority threatening the validity, revocation, withdrawal, suspension, cancellation or modification of such Parent Material Permits, and no such Proceeding before any Governmental Authority is pending or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for such Parent Material Permits that if invalid, revoked, withdrawn, suspended, cancelled or modified would not have a Parent Material Adverse Effect. Notwithstanding anything contained in this Section 6.9, no representation or warranty shall be deemed to be made in this Section 6.9 in respect of the matters referenced in Section 6.11, Section 6.15, or Section 6.17, or in respect of Tax law matters.

Section 6.10 Absence of Undisclosed Liabilities. Parent and its Subsidiaries do not have any liabilities, whether accrued, absolute, contingent, direct or indirect or otherwise that would be required to be recorded on a consolidated balance sheet of Parent and its Subsidiaries or in the related notes thereto under GAAP, except for liabilities (a) disclosed, reflected or accrued on or reserved against in the audited or unaudited financial statements of Parent contained in the Parent SEC Documents filed or furnished to the Commission prior to the date of this Agreement, (b) arising in the Ordinary Course of Business since December 31, 2013, (c) which would not have a Parent Material Adverse Effect, (d) incurred in connection with this Agreement or the transactions contemplated hereby or (e) which have been discharged or paid in full.

Section 6.11 Regulatory Compliance. Except as set forth in Section 6.11 of the Parent Disclosure Letter:

(a) Each Medical Device is being developed, manufactured, tested, distributed or marketed in compliance with all applicable requirements under the Regulatory Laws, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, except for failures to be in compliance that would not have a Parent Material Adverse Effect. As of the date of this Agreement, none of Parent or any of its Subsidiaries has received any written notice from the FDA or any other Governmental Authority that remains uncured and unresolved (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of Parent or any of its Subsidiaries or (ii) otherwise alleging any material violation of any Regulatory Law applicable to any Medical Device.

(b) (i) Since June 1, 2012, no Medical Device has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by Parent or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), except for a recall, withdrawal, suspension, seizure or discontinuation that would not have a Parent Material Adverse Effect and (ii) none of the actions described in the immediately preceding clause (i) is under consideration by senior management of Parent or any of its Subsidiaries with respect to any Medical Device. As of the date of this Agreement, there is no Proceeding against Parent or any of its Subsidiaries in the United States or outside of the United States seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device.

(c) Parent and its Subsidiaries are in compliance with all applicable registration and listing requirements set forth in Sec. 510 of the FDCA (21 U.S.C. § 360) and 21 C.F.R. Part 807 and all other Regulatory Laws, except for failures to be in compliance that would not have a Parent Material Adverse Effect.

(d) None of Parent or any of its Subsidiaries, nor, to the Knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA, failed to disclose a material fact required to be disclosed to the FDA, or committed an act, made a material statement, or failed to make a material statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in the FDA’s Compliance Policy Guide, Section 120.100 (CPG 7150.09). None of Parent or any of its Subsidiaries, nor, to the Knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by Sec. 306 of the FDCA (21 U.S.C. § 335a(a)) or authorized by Sec. 306 of the FDCA (21 U.S.C. § 335a(b)). None of Parent or any of its Subsidiaries nor, to the Knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act.

(e) Since June 1, 2012 through the date of this Agreement, none of Parent or any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to (i) withdraw its approval of any Medical Device, (ii) enjoin production of any Medical Device or (iii) enjoin the production of any Medical Device produced at any facility where any Medical Device is manufactured, tested or packaged.

Section 6.12 Taxes. Except as would not have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has (a) duly and timely filed (including all applicable extensions) all Tax Returns required to be filed, (b) paid all Taxes it has been required to pay and (c) duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against. Except as would not have a Parent Material Adverse Effect, there are no disputes pending, or claims asserted, for Taxes or assessments upon Parent or any of its Subsidiaries for which Parent does not have reserves that are adequate under GAAP.

Section 6.13 Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 6.14 Availability of Funds. Parent has delivered to the Company, on or prior to the date of this Agreement, a true and complete copy of an executed commitment letter among Parent, Credit Suisse Securities (USA) LLC and Credit Suisse AG, Cayman Islands Branch, including all exhibits, schedules and annexes thereto, and each fee letter associated therewith (which fee letter may be redacted with respect to fee amounts, pricing caps and other economic terms that could not reasonably be expected to adversely affect the amount or availability of the debt financing contemplated by such commitment letter) regarding the terms of the debt financing to be provided thereby (collectively, the “Commitment Letter”), pursuant to which the parties thereto (other than Parent) have committed to provide, subject to the terms and conditions set forth therein, debt financing in the amounts set forth therein (the “Debt Financing”), which includes debt securities to be incurred in lieu of the bridge facilities (the “Bridge Financing”), as contemplated by the Commitment Letter. The Commitment Letter is (A) in full force and effect and represents a legal, valid and binding obligation of Parent and, to the Knowledge of Parent, each of the other parties thereto and (B) enforceable in accordance with its terms against Parent and, to the Knowledge of Parent, each of the other parties thereto, in each case except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the respective obligations and commitments contained in the Commitment Letter have been withdrawn, terminated or rescinded in any respect, and no such amendment, modification, withdrawal, termination or rescission is contemplated by Parent or, to the Knowledge of Parent, by any other party thereto. No event has occurred which (with or without notice or lapse of time, or both) would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or, to the Knowledge of Parent, any other parties thereto under the Commitment Letter. There are not, and there are not contemplated to be, any side letters or other contracts or arrangements related to the Debt Financing other than as expressly contemplated by the Commitment Letter delivered to the Company at or prior to the execution and delivery of this Agreement. There are no conditions precedent related to the funding of the full amount of the Debt Financing other than those expressly set forth in the Commitment Letter delivered to the Company prior to the execution and delivery of this Agreement. Parent has no reason to believe that (i) it or any other party thereto will be unable to satisfy on a timely basis any term of the Commitment Letter, (ii) any of the conditions precedent to the Debt Financing will not be satisfied or (iii) the Debt Financing will not be made available to Parent on the Closing Date. Parent has fully paid any and all commitment fees or other fees in connection with the Commitment Letter that are payable on or prior to the date hereof, and will pay in full any such amounts due on or before the Closing Date. Subject to the terms and conditions of the Commitment Letter, and subject to the terms and conditions of this Agreement, Parent has, or will have at Closing, the aggregate proceeds contemplated by the Commitment Letter, and together with the available cash of Parent, will have sufficient funds for Parent and Merger Sub to consummate the transactions contemplated hereby, including to (1) pay the Aggregate Cash Consideration, (2) pay the Debt Payoff Amount, (3) pay all Breakage Costs, and (4) satisfy all of the other payment obligations of Parent and Merger Sub contemplated by this Agreement (such amounts referred to in clauses (1), (2), (3) and (4), in the aggregate, the “Required Amount”).

Section 6.15 Parent SEC Documents.

(a) Since June 1, 2012, Parent has filed with, or furnished to, as applicable, the Commission all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by Parent with the Commission (together with all exhibits and schedules thereto and all information incorporated therein by reference, collectively, the “Parent SEC Documents”). As of their respective dates, or if amended, as of the date of the last such amendment, the Parent SEC Documents (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes Act (to the extent then applicable) and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents, including each Parent SEC Document filed after the date hereof until the Closing, (i) complied, as of their respective dates of filing with the Commission, in all material respects with the published rules and regulations of the Commission with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and (iii) fairly presented in all material respects, as applicable, the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of Parent’s and its Subsidiaries’ operations and cash flows for the periods indicated (except, in the case of each of sub-clauses (ii) and (iii), that the unaudited interim financial statements were subject to normal year-end and quarter-end adjustments which were not material).

(c) Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has (A) reasonably designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information is made known to the Chief Executive Officer and the Chief Financial Officer of Parent and (B) disclosed, based on its most recent evaluation prior to the date of this Agreement, to its auditors and the audit committee of its Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

(d) There are no unresolved comments in comment letters received from the Commission staff with respect to the Parent SEC Documents filed or furnished on or prior to the date hereof.

Section 6.16 Disclosure Documents. None of the information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the Commission, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (b) the prospectus to be filed with the Commission as part of the Form S-4, the Consent Solicitation Statement or the Proxy Statement, as applicable, will, at the date it is first mailed to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4, including the prospectus contained therein, will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any statements made or incorporated by reference in any of the foregoing documents which were not supplied by or on behalf of Parent.

Section 6.17 Foreign Corrupt Practices Act.

(a) None of Parent or any of its Subsidiaries, any of their respective officers or employees, or, to the Knowledge of Parent, any supplier, distributor, licensee or agent or any other Person acting on behalf of Parent or any of its Subsidiaries, directly or indirectly, has, since June 1, 2013, (i) made or offered to make or received any direct or indirect payments in material violation of any Applicable Law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal in any material respect under any Applicable Law (including the United States Foreign Corrupt Practices Act), or (ii) provided or received any product or services in material violation of any Applicable Law (including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010). There are no pending internal investigations and, to the Knowledge of Parent, no pending Proceedings, in each case, regarding any action or any allegation of any action described above in this Section 6.17(a).

(b) The operations of Parent and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Money Laundering Laws and of the United States Foreign Corrupt Practices Act. No Proceeding by or before any Governmental Authority that is material to Parent and its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of Parent, threatened, nor, to the Knowledge of Parent, is any investigation by or before any Governmental Authority involving Parent or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened.

(c) None of Parent or any of its Subsidiaries nor any of their respective Representatives or Affiliates (nor any Person or entity acting on behalf of any of the foregoing) is currently subject to any material sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury, and no Proceeding by or before any Governmental Authority that is material to Parent and its Subsidiaries with respect to any such sanctions is pending or, to the Knowledge of Parent, threatened, nor, to the Knowledge of Parent, is any investigation by or before any Governmental Authority involving Parent or any of its Subsidiaries with respect to any such sanctions pending or threatened.

Section 6.18 No Brokers. Except for Credit Suisse Securities (USA) LLC, whose fees and expenses are the sole responsibility of Parent, no broker, investment banker or finder is entitled to any brokerage or finder’s fee or other commission in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Parent or any of its Subsidiaries.

Section 6.19 State Takeover Statutes. Section 203 of the DGCL is inapplicable to the transactions contemplated by this Agreement. No other State Takeover Laws applicable to Parent or any anti-takeover provision in the Organizational Documents of Parent is applicable to the Merger or the other transactions contemplated by this Agreement.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of Business by the Company Pending the Merger.

(a) Except as expressly contemplated or permitted by this Agreement or as set forth on Section 7.1 of the Company Disclosure Letter, from the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement pursuant to Article IX, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or except as required by Applicable Law, the Company shall, and shall cause its Subsidiaries to, conduct their business in the Ordinary Course of Business in all material respects and, to the extent not inconsistent therewith, use commercially reasonable efforts to (i) preserve substantially intact their current business organizations, (ii) preserve in all material respects their relationships with customers, suppliers, licensors, licensees, distributors and other third parties that are material to the operation of the business and (iii) keep available their present officers and key employees; provided, that, in the case of the immediately preceding clauses (i), (ii) and (iii), commercially reasonable efforts shall not be deemed to require the Company or any of its Subsidiaries to exert any efforts with respect to a particular matter that are greater than the level of efforts exerted by the Company or such Subsidiary with respect to such matter prior to the date of this Agreement; provided, further, that (i) no action or inaction by the Company or any of its Subsidiaries with respect to any of the matters specifically addressed by another provision of this Section 7.1 shall be deemed to be a breach of the portion of this sentence preceding this proviso unless such action or inaction would constitute a breach of such other provision and (ii) the failure of Parent to take any action prohibited by Section 7.2(b) shall not be deemed to be a breach of this Section 7.1(a)(i), (ii) or (iii).

(b) From the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement pursuant to Article IX, except (1) as listed in Section 7.1(b) of the Company Disclosure Letter, (2) as required by Applicable Law or (3) as expressly contemplated or permitted by this Agreement, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) amend or modify the Organizational Documents of the Company or any of its Subsidiaries;

(ii) directly or indirectly (A) split, combine or reclassify its capital stock or any equity securities or obligations convertible into or exchangeable for, or any other right to acquire, any shares of its capital stock, (B) make, declare or pay any dividend or distribution (other than dividends and distributions made, declared or paid to the Company or a Subsidiary of the Company by another Subsidiary of the Company) on, or redeem, purchase or otherwise acquire, any shares of its capital stock or any equity securities or obligations convertible into or exchangeable for, or any other right to acquire, any shares of its capital stock or such securities (other than (1) pursuant to Contracts set forth on Section 7.1(b)(ii) of the Company Disclosure Letter and (2) the redemption, purchase or acquisition of any such shares, securities, obligations or rights of any wholly owned Subsidiary of the Company by the Company or another wholly owned Subsidiary of the Company), (C) grant any Person any right or option to acquire any shares of its capital stock or any other equity-based compensation award based on shares of its capital stock (other than (1) pursuant to any Benefit Plan in effect on the date of this Agreement, (2) to the Company or a wholly owned Subsidiary of the Company by another wholly owned Subsidiary of the Company and (3) to employees and independent sales personnel or distributors in connection with new hires, promotions or similar circumstances in the Ordinary Course of Business), (D) issue, deliver, sell, grant, pledge, dispose of or encumber (other than Permitted Encumbrances) any shares of its capital stock or any equity securities or obligations convertible into or exchangeable or exercisable for, or any other right to acquire, any shares of its capital stock or such equity securities (other than (1) pursuant to any Benefit Plan in effect on the date of this Agreement and (2) to the Company or any wholly owned Subsidiary of the Company by another wholly owned Subsidiary of the Company) and except for the issuance or delivery of shares of Company Common Stock pursuant to the exercise or settlement of the Company Options and the Company Stock-Based Awards that are outstanding as of the date of this Agreement and in accordance with the existing terms thereof or granted pursuant to exception (3) to clause (C) of this Section 7.1(b)(ii)) or (E) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock;

(iii) merge with, enter into a consolidation with or acquire a substantial portion of the stock, assets or business of any Person or any division or line of business thereof, other than (A) in the case of any asset acquisition, the acquisition of inventory, supplies, equipment and raw materials in the Ordinary Course of Business, (B) capital expenditures, which shall be subject to the provisions of clause (xiv) below, (C) transactions for consideration (including the assumption of debt) not exceeding Twenty Five Million Dollars ($25,000,000) in the aggregate, (D) transactions between or among the Company and any wholly owned Subsidiary of the Company or between or among wholly owned Subsidiaries of the Company and (E) any transactions required to be consummated by the Company or any Subsidiary of the Company pursuant to an existing Contract;

(iv) incur any material Indebtedness (other than accruing interest in connection with existing Indebtedness), except for (A) borrowings under the Company’s or any of its Subsidiary’s existing credit facilities as in effect on the date of this Agreement, (B) the incurrence of any Funded Debt that will be repaid at or prior to the Closing, (C) commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements entered into in the Ordinary Course of Business, (D) inter-company Indebtedness, (E) Indebtedness incurred to replace, renew, extend, refinance or refund any existing Indebtedness on terms no less favorable to the Company and its Subsidiaries than the terms of such existing Indebtedness and (F) Indebtedness not to exceed Fifty Million Dollars ($50,000,000) in aggregate principal amount outstanding at any time, or make any loans, advances or capital contributions to, or investments in, any Person other than the Company or any of its Subsidiaries and other than (1) reimbursements or advancements of employee or director expenses in the Ordinary Course of Business, (2) transactions required to be entered into by the Company or any of its Subsidiaries pursuant to existing Contracts and (3) loans, advances, capital contributions and investments not to exceed Fifty Million Dollars ($50,000,000) in the aggregate;

(v) make any material change in accounting or financial reporting methods, principles or practices used by the Company or any of its Subsidiaries, except to the extent required by GAAP, any other applicable generally accepted accounting principles or Applicable Law;

(vi) other than as contemplated by Section 7.8(d) (A) adopt any plan that would be a Benefit Plan if it had been in existence on the date of this Agreement, (B) materially amend any Benefit Plan or (C) other than in the Ordinary Course of Business, pay any bonus, remuneration or noncash benefits, except pursuant to any Benefit Plan or Collective Bargaining Agreement;

(vii) other than in the Ordinary Course of Business, grant or pay any severance or termination pay or benefits (or increase any severance or termination benefit obligations) except (A) grants of severance pay in accordance with the terms of the Benefit Plans listed on Section 5.13(a) of the Company Disclosure Letter to employees hired between the date of this Agreement and the Closing Date, or (B) any payments required under the terms of any Benefit Plans listed on Section 5.13(a) of the Company Disclosure Letter, any Collective Bargaining Agreement or Applicable Law;

(viii) increase the compensation or benefits of any directors, officers, employees, or in respect of consideration for personal services rendered, independent contractors, independent sales personnel or distributors, except as required by any Collective Bargaining Agreement, Applicable Law or in the Ordinary Course of Business;

(ix) enter into, adopt, amend or terminate any Collective Bargaining Agreement, except as required by Applicable Law;

(x) (A) make or change any material Tax election, (B) change any material annual Tax accounting period or method of accounting, (C) file any amended Tax Return that is material, (D) enter into any material closing agreement as to Taxes, (E) settle any material Tax claim or assessment or (F) surrender any right to claim a Tax refund to the extent such refund is reflected as an asset on the Company Financial Statements as of the Balance Sheet Date, in each case, that would materially increase the Company’s or any of its Subsidiaries’ liability for Taxes in a taxable period or portion thereof beginning after the Closing Date and that is not in the Ordinary Course of Business or required by Applicable Law;

(xi) sell, lease, pledge or dispose of to any Person, or permit the imposition of any Encumbrance (other than Permitted Encumbrances) on, any of its material properties, assets or lines of business, other than (A) the sale, lease, pledge or disposition or encumbrance of inventory, raw materials, equipment and supplies in the Ordinary Course of Business, (B) transactions for consideration not exceeding Fifty Million Dollars ($50,000,000) in the aggregate, (C) transactions between or among the Company and wholly owned Subsidiaries of the Company or between or among wholly owned Subsidiaries of the Company and (D) any transactions required to be consummated by the Company or any Subsidiary of the Company pursuant to an existing Contract;

(xii) adopt a plan of complete or partial liquidation or dissolution or otherwise dissolve, wind-up or effect any restructuring or other reorganization;

(xiii) other than in the Ordinary Course of Business, (A) modify, amend, fail to renew or terminate any Material Contract or Real Property Lease set forth in Section 7.1(b)(xiii) of the Company Disclosure Letter (other than the lapse or expiration of any Material Contract or such Real Property Lease in accordance with the terms thereof) or (B) enter into any Contract that would have been a Material Contract if it had been entered into prior to the date of this Agreement or enter into any Real Property Lease (other than as a result of the lapse or expiration of a Real Property Lease);

(xiv) make any capital expenditures, capital additions or capital improvements, other than such expenditures, additions or improvements made in the Ordinary Course of Business or not in excess of Fifty Million Dollars ($50,000,000) in the aggregate;

(xv) materially delay the payment of any account payable or Taxes beyond the date when such account payable or Taxes would have been paid in the Ordinary Course of Business;

(xvi) materially accelerate the collection of any account or note receivable in advance of the date when such account or note would have been collected in the Ordinary Course of Business;

(xvii) settle, compromise, waive or terminate (A) any Proceeding, other than (1) in the Ordinary Course of Business or (2) in the case where the sole obligation of the Company and its Subsidiaries is the payment of money in an amount not in excess of the amount set forth on Section 7.1(b)(xvii)(A) of the Company Disclosure Letter or (B) the matter set forth on Section 7.1(b)(xvii)(B) of the Company Disclosure Letter;

(xviii) enter into any new line of business that is material to the Company and its Subsidiaries other than in the Ordinary Course of Business;

(xix) (A) modify or amend any Affiliate Agreement, (B) enter into any new Affiliate Agreement, or (C) enter into any other business relationship with any Affiliate (other than the Company or any of its Subsidiaries or in connection with an Affiliate Agreement existing as of the date of this Agreement in accordance with its terms);

(xx) authorize, apply for or cause to be approved the listing of shares of Company Common Stock on any stock exchange;

(xxi) cancel, terminate, fail to keep in place or reduce the amount of any insurance coverage provided by existing insurance policies without obtaining substantially equivalent (in the aggregate) substitute insurance coverage, other than in the Ordinary Course of Business or if the Company, in its reasonable judgment, determines that such cancellation, termination or failure to keep in place would not result in the Company and its Subsidiaries having inadequate coverage, including after giving effect to any insured self-retention or co-insurance feature;

(xxii) take any action that is reasonably likely to prevent or materially delay or materially impair the consummation of the Merger or any of the other transactions contemplated by this Agreement; or

(xxiii) agree or commit to take any of the foregoing actions.

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing. Prior to the Closing, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

Section 7.2 Conduct of Business by Parent Pending the Merger.

(a) Except as expressly contemplated or permitted by this Agreement or as set forth on Section 7.2(a) of the Parent Disclosure Letter, from the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement pursuant to Article IX, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), or except as required by Applicable Law, Parent shall, and shall cause its Subsidiaries to, conduct their business in the Ordinary Course of Business in all material respects and, to the extent not inconsistent therewith, use commercially reasonable efforts to (i) preserve substantially intact their current business organizations, (ii) preserve in all respects their relationships with customers, suppliers, licensors, licensees, distributors and other third parties that are material to the operation of the business and (iii) keep available their present officers and key employees; provided, that, in the case of the immediately preceding clauses (ii) and (iii), commercially reasonable efforts shall not be deemed to require Parent or any of its Subsidiaries to exert any efforts with respect to a particular matter that are greater than the level of efforts exerted by Parent or such Subsidiary with respect to such matter prior to the date of this Agreement; provided, further, that no action or inaction by Parent or any of its Subsidiaries with respect to any of the matters specifically addressed by another provision of this Section 7.2 shall be deemed to be a breach of the portion of this sentence preceding this proviso unless such action or inaction would constitute a breach of such other provision.

(b) From the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement pursuant to Article IX, except (1) as listed in Section 7.2(b) of the Parent Disclosure Letter, (2) as required by Applicable Law or Order or (3) as expressly contemplated or permitted by this Agreement, Parent shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) amend or modify the Organizational Documents of Parent or any of its Subsidiaries;

(ii) directly or indirectly (A) split, combine or reclassify its capital stock or any equity securities or obligations convertible into or exchangeable for, or any other right to acquire, any shares of its capital stock, (B) make, declare or pay any dividend or distribution (other than (1) dividends and distributions made, declared or paid to Parent or a Subsidiary of Parent by another Subsidiary of Parent and (2) in the case of Parent, regularly scheduled quarterly cash dividends consistent with past practice) on, or redeem, purchase or otherwise acquire, any shares of its capital stock or any equity securities or obligations convertible into or exchangeable for, or any other right to acquire, any shares of its capital stock or other securities (other than (1) pursuant to Contracts set forth on Section 7.2(b)(ii) of the Parent Disclosure Letter and (2) the redemption, purchase or acquisition of any such shares, securities, obligations or rights of any wholly owned Subsidiary of Parent), (C) grant any Person any right or option to acquire any shares of its capital stock or any other equity-based compensation award based on shares of its capital stock (other than (1) pursuant to any Parent Benefit Plan in effect on the date of this Agreement, (2) to Parent or a wholly owned Subsidiary of Parent by another wholly owned Subsidiary of Parent) and (3) to employees and independent sales personnel or distributors in connection with new hires, promotions or similar circumstances in the Ordinary Course of Business), (D) issue, deliver, sell, grant, pledge, dispose of or encumber (other than Permitted Encumbrances) any shares of its capital stock or any equity securities or obligations convertible into or exchangeable or exercisable for, or any other right to acquire, any shares of its capital stock or such equity securities (other than (1) pursuant to any Parent Benefit Plan in effect as of the date of this Agreement and (2) to Parent or any wholly owned Subsidiary of Parent by another wholly owned Subsidiary of Parent) and except for the issuance or delivery of shares of Parent Common Stock pursuant to the exercise or settlement of any option to purchase Parent Common Stock that are outstanding as of the date of this Agreement and in accordance with the existing terms thereof or granted pursuant to exception (3) to clause (C) of this Section 7.2(b)(ii)) or (E) enter into any Contract with respect to the sale, voting, registration or repurchase of its capital stock;

(iii) merge with, enter into a consolidation with or acquire a substantial portion of the stock, assets or business of any Person or any division or line of business thereof, other than (A) in the case of any asset acquisition, the acquisition of inventory, supplies, equipment and raw materials in the Ordinary Course of Business, (B) transactions for consideration (including the assumption of debt) not exceeding Fifty Million Dollars ($50,000,000) in the aggregate, (C) transactions between or among Parent and any wholly owned Subsidiary of Parent or between or among wholly owned Subsidiaries of Parent and (D) any transactions required to be consummated by Parent or any Subsidiary of Parent pursuant to an existing Contract;

(iv) make any material change in accounting or financial reporting methods, principles or practices used by Parent or any of its Subsidiaries, except to the extent required by GAAP, any other applicable generally accepted accounting principles or Applicable Law;

(v) (A) make or change any material Tax election, (B) change any material annual Tax accounting period or method of accounting, (C) file any amended Tax Return that is material, (D) enter into any material closing agreement as to Taxes, (E) settle any material Tax claim or assessment or (F) surrender any right to claim a Tax refund to the extent such refund is reflected as an asset on Parent’s financial statements dated as of December 31, 2013, in each case, that would materially increase Parent’s or any of its Subsidiaries’ liability for Taxes in a taxable period or portion thereof beginning after the Closing Date and that is not in the Ordinary Course of Business or required by Applicable Law;

(vi) sell, lease, pledge or dispose of to any Person, or permit the imposition of any Encumbrance (other than Permitted Encumbrances) on, any of its material properties, assets or lines of business, other than (A) the sale, lease, pledge or disposition or encumbrance of inventory, raw materials, equipment and supplies in the Ordinary Course of Business, (B) transactions for consideration not exceeding Fifty Million Dollars ($50,000,000) in the aggregate, (C) transactions among Parent and wholly owned Subsidiaries of Parent or among wholly owned Subsidiaries of Parent and (D) any transactions required to be consummated by Parent or any Subsidiary of Parent pursuant to an existing Contract;

(vii) adopt a plan of complete or partial liquidation or dissolution or otherwise dissolve, wind-up or effect any restructuring or other reorganization;

(viii) take any action that is reasonably likely to prevent or materially delay or materially impair the consummation of the Merger or any of the other transactions contemplated by this Agreement; or

(ix) agree or commit to take any of the foregoing actions.

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or any of its Subsidiaries prior to the Closing. Prior to the Closing, Parent and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of their respective operations.

Section 7.3 Antitrust Matters; Third Party Consents.

(a) Parent, Merger Sub and the Company shall use their reasonable best efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated under this Agreement, including using their reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to Contracts with the Company or any of its Subsidiaries that may be or become necessary for the performance of obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, none of the Company, any of its Subsidiaries or any Company Related Party shall have any obligation to agree to amend or modify any Contract or pay any fees, costs or expenses to any third party (which does not include filing or other fees payable to Governmental Authorities, which fees shall be borne exclusively by Parent) in connection with obtaining any such waivers, permits, consents, approvals, authorizations, qualifications or Orders, all of which fees, costs and expenses shall be borne exclusively by Parent. The parties shall cooperate and assist one another in good faith (i) in connection with all actions to be taken pursuant to this Section 7.3(a), including the preparation and making of the filings referred to herein and, if requested, amending or furnishing additional information hereunder, and (ii) in seeking, as promptly as reasonably practicable, to obtain all such waivers, permits, consents, approvals, authorizations, qualifications and Orders. Upon the terms and subject to the conditions set forth in this Agreement (including Section 7.3(b)), each party agrees to make any filings required to be made pursuant to the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Applicable Laws with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable (and in no event later than the dates set forth on Section 7.3(a) of the Company Disclosure Letter unless otherwise mutually agreed by the Company and Parent) and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested by such Governmental Authorities pursuant to the HSR Act, the EU Merger Regulation or such other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Applicable Laws. All such antitrust filings to be made shall be made in substantial compliance with the requirements of the HSR Act, the EU Merger Regulation and such other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Applicable Laws, as applicable.

(b) In furtherance, and without limiting the generality, of the foregoing, the parties shall use their reasonable best efforts to (i) cooperate with and assist each other in good faith to (A) determine, as promptly as reasonably practicable, which filings are required to be made pursuant to the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Applicable Laws with respect to the transactions contemplated by this Agreement, (B) provide or cause to be provided as promptly as reasonably practicable to the other party all necessary information and assistance as any Governmental Authority may from time to time require of such party in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, Orders or expiration of waiting periods in relation to such filings or in connection with any other review or investigation of the transactions contemplated by this Agreement by a Governmental Authority pursuant to the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Applicable Laws and (C) provide or cause to be provided as promptly as reasonably practicable all assistance and cooperation to allow the other party to prepare and submit any such filings or submissions required to be submitted under the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Applicable Laws, including providing to the other party any information that the other party may from time to time require for the purpose of any filing with, notification to, application with, or request for further information made by, any Governmental Authority in respect of any such filing and (ii) (A) cooperate with and assist each other in good faith to devise and implement a joint strategy for making such filings, including the timing thereof, and for obtaining any related antitrust, competition, fair trade or similar clearances, (B) consult in advance with the other party and in good faith take the other party’s views into account regarding the overall strategic direction of obtaining such antitrust, competition, fair trade or similar clearances and (C) consult with the other party prior to taking any material substantive position in any written submissions or, to the extent practicable, in any discussions with Governmental Authorities with respect to such antitrust, competition, fair trade or similar clearances, including any position as to a Divestiture; provided, that, in the event the parties disagree in good faith with respect to any matter described in the foregoing clauses (i) or (ii), as may be applicable, despite the good faith cooperation, assistance and consultation of the parties as required herein and compliance with their other obligations under this Section 7.3, Parent shall, subject to and without limiting Parent’s obligations under Section 7.3(c) and the other provisions of this Section 7.3, be permitted to implement its strategy and otherwise pursue its position as to which it has (x) previously discussed and consulted with the Company, (y) taken the Company’s views into account in good faith and (z) developed, implemented and pursued with a view to obtaining any necessary antitrust, competition, fair trade or similar clearances as promptly as reasonably practicable (and in any event by the Outside Date); provided, further, that, in such instances where Parent is permitted to implement its strategy and otherwise pursue its position pursuant to the immediately preceding proviso, the Company shall not take a position in any filing, meeting or communication with any Governmental Authority that is contrary to or inconsistent with such strategy and position. Parent shall be permitted to take the lead in all joint meetings and communications with any Governmental Authority in connection with obtaining any necessary antitrust, competition, fair trade or similar clearances; provided, that Parent shall have complied with its obligations under the immediately preceding clause (ii) and the other provisions of this Section 7.3. Each party shall permit the other party to review and discuss in advance, and shall consider in good faith the views of the other party in connection with, any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals or other materials to be submitted to the Governmental Authorities. Each party shall keep the other apprised of the material content and status of any material communications with, and material communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement, including promptly notifying the other of any material communication it receives from any Governmental Authority relating to any review or investigation of the transactions contemplated by this Agreement under the HSR Act, the EU Merger Regulation or other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Applicable Laws. The parties shall, and shall use their reasonable best efforts to cause their respective Affiliates to use their reasonable best efforts to, provide each other with copies of all material, substantive correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (1) to remove references concerning the valuation of the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable; (2) as necessary to comply with any Contract or Applicable Laws or Orders; and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) Parent and the Company shall, and shall cause each of their respective Subsidiaries to, take any and all steps necessary to obtain approval of the consummation of the transactions contemplated by this Agreement by any antitrust or competition Governmental Authority, including taking all steps necessary to avoid or eliminate each and every legal impediment under any applicable state, federal, foreign or supranational antitrust, competition, fair trade or similar Applicable Law that may be asserted by any antitrust or competition Governmental Authority or any other Person so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as reasonably practicable, and in any event prior to the Outside Date, including proposing, negotiating, accepting, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of their Subsidiaries, assets, properties or businesses, the entrance into, or the amendment, modification or termination of, any Contracts or other arrangements, and other remedies in order to obtain such approvals and to avoid the entry of, and to avoid the commencement of litigation or other Proceedings seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Applicable Law in any suit or other Proceeding, which could otherwise have the effect of materially delaying or preventing the consummation of any of the transactions contemplated by this Agreement. In addition, Parent and the Company shall, and shall cause each of their respective Subsidiaries to, defend through litigation on the merits so as to enable the parties hereto to close the transactions contemplated by this Agreement as promptly as reasonably practicable (and in any event prior to the Outside Date) any claim asserted in court or an administrative or other tribunal by any antitrust or competition Governmental Authority or other Person under applicable antitrust, competition, fair trade or similar Applicable Laws in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) or other Applicable Law that could prevent or materially delay the Closing from occurring as promptly as reasonably practicable; provided, however, that, for the avoidance of doubt, such litigation shall in no way limit the obligations of the parties to comply with their obligations under the terms of this Section 7.3. Notwithstanding anything in this Agreement to the contrary, Parent shall not commence any litigation with respect to the matters that are the subject of this Section 7.3 without the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned). Parent and the Company shall jointly direct and control any litigation described in either of the immediately preceding sentences, with counsel of their own choosing; provided, however, that, without limiting the generality of Section 7.3(b), in the event the parties disagree in good faith with respect to the defense or prosecution of such litigation (or the strategy with respect thereto) despite the good faith cooperation, assistance and consultation of the parties as required herein and compliance with their other obligations under this Section 7.3, Parent shall, subject to and without limiting Parent’s obligations under the other provisions of this Section 7.3, be permitted to implement its strategy and otherwise pursue its position in good faith with respect to such litigation as to which it has (x) consulted in advance with the Company, (y) in good faith taken the Company’s views into account, including with respect to the overall strategic direction of the defense or prosecution of any such litigation and (z) consulted with the Company prior to taking any material substantive positions, making dispositive motions or other material substantive filings or entering into any negotiations concerning such litigation; provided, that such strategy is designed to obtain approval of the consummation of the transactions contemplated by this Agreement by any antitrust or competition Governmental Authority as promptly as reasonably practicable, and in any event prior to the Outside Date; provided, further, that, in such instances where Parent is permitted to implement its strategy and otherwise pursue its position, the Company shall not take a position that is contrary to or inconsistent with Parent’s strategy and position in any filing, meeting or communication with any Governmental Authority. Notwithstanding the foregoing or any other provision of this Agreement, (i) none of Parent and any of its Subsidiaries and Affiliates shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets or businesses or other remedy (each, a “Divestiture”) that are not conditioned on the consummation of the Merger and (ii) the Company, only with the consent of Parent (in connection with satisfying the foregoing obligations), such consent not to be unreasonably withheld, conditioned or delayed, shall agree to any Divestiture of any of its assets or the assets of any of its Subsidiaries so long as such Divestiture is conditioned on the consummation of the Merger. In the event of any conflict between subsections (a), (b) or (c) of this Section 7.3, the provisions of this subsection (c) of this Section 7.3 shall, which respect to the matters addressed in this subsection (c) of this Section 7.3, supersede the provisions of subsection (a) and (b) of this Section 7.3.

(d) Each party shall and shall cause its respective Subsidiaries to respond as promptly as reasonably practicable to any inquiries or requests for information and documentary material received from any Governmental Authority in connection with any antitrust or competition matters related to this Agreement and the transactions contemplated hereby. The Company and its Subsidiaries shall not, but Parent may, if in its good faith judgment it determines (after consulting in advance with the Company and in good faith taking the Company’s views into account) that the taking of such action would enhance the likelihood of obtaining any necessary antitrust, competition, fair trade or similar clearance as promptly as reasonably practicable and in any event by the Outside Date, extend any waiting period or agree to refile under the HSR Act, the EU Merger Regulation or any other applicable state, federal, foreign or supranational antitrust, competition, fair trade or similar Applicable Laws.

(e) Each of the Company and Parent shall use its reasonable best efforts to (i) ensure that no State Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (ii) if any State Takeover Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Applicable Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 7.4 Information Pending Closing; Access. From the date hereof through the earlier to occur of the Closing and the termination of this Agreement pursuant to Article IX, upon the reasonable advance written request of Parent, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, at Parent’s sole cost and expense, (a) afford to Parent and its Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with the normal operation of the businesses of the Company and its Subsidiaries, to the properties, books, Contracts, data, files, information and records of the Company and its Subsidiaries, (b) provide such information regarding the Company and its Subsidiaries and their respective operations to Parent and its Representatives as Parent may reasonably request and (c) use commercially reasonable efforts to make available the appropriate Representatives of the Company and its Subsidiaries and instruct such Representatives to reasonably cooperate with Parent and its Representatives; provided, that the foregoing shall not require the Company or its Affiliates or any of its or their respective Representatives to (i) violate any confidentiality obligations of the Company or any of its Affiliates or any of their respective Representatives to any third party (provided, that the Company and its Affiliates shall use commercially reasonable efforts to, at the sole cost and expense of Parent, obtain, or cause to be obtained, waivers or enter into other arrangements to avoid such violations so that this clause (i) does not apply), (ii) violate any privacy or other Applicable Laws, (iii) make any disclosure of information that would reasonably be expected, as a result of such disclosure, and upon the advice of counsel, to have the effect of causing the waiver of any privilege (including the attorney-client and work product privileges) (provided, that if a joint defense agreement or other commercially reasonable action would maintain such privilege, then the Company and its Affiliates shall use commercially reasonable efforts to enter into, at the sole cost and expense of Parent, or cause to be entered into, a joint defense agreement on customary terms with Parent or take such other commercially reasonable action if so reasonably requested by Parent, at the sole cost and expense of Parent, so that this clause (iii) does not apply), (iv) produce any information that is not generated in the Ordinary Course of Business or (v) furnish any information that could be harmful to the Company’s competitive position or otherwise detrimental to the Company if the Closing does not occur (provided, that the Company shall attempt, in good faith, to make reasonable alternative arrangements as may be reasonably necessary to produce the relevant information in a way that would not be so harmful or detrimental). Subject to Section 7.5(a), Parent shall hold, and shall cause its Affiliates and Representatives to hold, in confidence all such information on the terms and subject to the conditions contained in the Non-Disclosure and Exclusivity Agreement, dated as of March 25, 2014, by and between Parent and the Company (the “NDA”) and the Joint Defense and Confidentiality Agreement, dated as of April 1, 2014, by and among the Company, Parent and their respective counsel (collectively, the “Confidentiality Agreement”). All access and investigation pursuant to this Section 7.4 shall be coordinated through the General Counsel of the Company or the designee thereof. No access or information provided pursuant to this Section 7.4 or information provided or received by any Person pursuant to this Agreement will affect any of the representations or warranties of the Company contained in this Agreement or the conditions hereunder to the obligations of Parent nor, for the avoidance of doubt, shall the provisions of this Section 7.4 in any way be deemed to limit the obligations set forth in Section 7.10(d) (it being understood that in complying with its obligations under Section 7.10(d), the Company shall not be required to provide Parent or any of its Representatives with access other than as set forth in this Section 7.4). The Company shall be entitled to have its Representatives present at all times during any access pursuant to this Section 7.4. Notwithstanding anything in this Section 7.4 or any other provision of this Agreement to the contrary, no party nor any of its Representatives shall (A) contact or have any discussions with any of the other party’s employees below the level of Senior Vice President (or, if no such position exists with respect to any particular area of such other party’s organization, its equivalent), unless in each case an employee of such other party above the level of Senior Vice President has (1) made such employee available or (2) given written consent to such contact or discussions, (B) contact or have any discussions with any of the customers, distributors, sales representatives, vendors, suppliers, licensees, sub-licensees, landlords or sub-landlords or tenants or sub-tenants of any other party or its Subsidiaries regarding such party or its Subsidiaries or the transactions contemplated by this Agreement, without prior written consent of the other party or (C) perform any onsite procedure or investigation (including any onsite environmental investigation or study) that involves physical disturbance or damage to any asset or property or any portions thereof.

Section 7.5 Confidentiality and Announcements.

(a) Each of Parent and the Company acknowledges that the information being provided in connection with this Agreement is subject to the terms and conditions of the Confidentiality Agreement. The terms of the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided, that, from and after the Effective Time, any Confidential Information (as defined in the Confidentiality Agreement) to the extent relating exclusively to the businesses of the Company and its Subsidiaries (other than any Confidential Information of the holders of the shares of Company Common Stock) shall be deemed to be Confidential Information of Parent for all purposes under the Confidentiality Agreement. If this Agreement is, for any reason, terminated prior to the Effective Time, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. If Paragraph 7 of the NDA would expire at any time prior to the Effective Time, the term of Paragraph 7 of the NDA shall not expire but shall instead be automatically extended without any further action by the Company or Parent until the earlier of (x) the Effective Time and (y) the termination of this Agreement pursuant to Article IX (but subject to Section 9.3).

(b) None of the parties shall, and shall use their respective reasonable best efforts to cause their respective Affiliates not to, issue or make, or permit to be issued or made, any press release or other public announcement, statement or disclosure relating to the transactions contemplated by this Agreement, other than (i) with the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned) or (ii) as required by any Applicable Law, any Governmental Authority or the rules and regulations of any applicable securities exchange upon prior notice to the other parties hereto (or requested by any Governmental Authority or applicable securities exchange); provided, that the disclosing party required to issue or make, or permitted to be issued or made, any such press release or other public announcement, statement or disclosure shall promptly notify the other party and allow such other party a reasonable opportunity to comment on such press release or other public announcement, statement or disclosure (or, in the case of any of the foregoing required to be made by an Affiliate of such party, such party shall use its reasonable best efforts to cause such Affiliate to promptly notify the other party and allow such party a reasonable opportunity to comment). Notwithstanding the foregoing, Parent and the Company hereby acknowledge and agree that the final form and content of any such required press release or other public announcement, statement or disclosure shall be at the reasonable discretion of the disclosing party.

Section 7.6 Exclusivity. The Company shall, and shall use its reasonable best efforts to cause its Affiliates and its and their respective Representatives to immediately cease (a) any and all discussions or negotiations with any Person (other than Parent and its Affiliates and its and their respective Representatives) regarding a Competing Transaction, (b) furnishing to any Person (other than Parent and its Affiliates and its and their respective Representatives) any information with respect to a Competing Transaction and (c) cooperating with, assisting in, participating in, facilitating or encouraging a Competing Transaction. Until such time, if any, as this Agreement is terminated pursuant to the terms hereof, the Company agrees that it shall not, and shall use its reasonable best efforts to cause its Affiliates and use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of an offer or proposal regarding any Competing Transaction, (ii) engage in any negotiations concerning, or enter into any agreement (other than an agreement with its Subsidiaries or its or their respective Representatives) regarding a Competing Transaction or otherwise knowingly facilitate a Competing Transaction or (iii) except as described in the immediately following sentence, file any amendments to or make any other filing with the Commission with respect to the Registration Statement, including any public or publicly available correspondence with respect thereto, or request that the Registration Statement (or the prospectus contained therein) be declared effective by the Commission or make any public announcements with respect to an initial public offering of the Company or any of its Subsidiaries, notwithstanding the fact that any such failure to file or other inaction may result in the Registration Statement (or the prospectus contained therein) being deemed stale by the Commission. Promptly after the date of this Agreement, the Company shall file a Registration Withdrawal Request on Form RW with the Commission with respect to the Registration Statement and, if deemed advisable by the Company, make a filing with the Commission on Form 8-K and other appropriate filings with the Commission in connection therewith.

Section 7.7 Indemnification of Directors and Officers.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), existing as of the date of this Agreement in favor of the current, former or future directors, officers, or employees, as the case may be (each, a “D&O Indemnified Person”) of the Company or its Subsidiaries as provided in their respective Organizational Documents shall survive the Merger and shall continue in full force and effect. For a period of six (6) years after the Effective Time, (i) Parent shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or modify any provision in the Surviving Corporation’s or any of its Subsidiaries’ Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any D&O Indemnified Person with respect to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), unless and only to the extent required by Applicable Law, it being the intent of the parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by Applicable Law and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such Person’s right thereto without the prior written consent of that Person and (ii) Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, maintain any indemnification agreements of the Company and its Subsidiaries with any D&O Indemnified Person existing prior to the date of this Agreement.

(b) In addition to the other rights provided for in this Section 7.7 and not in limitation thereof, for six (6) years from and after the Effective Time, to the fullest extent permitted by Applicable Law, Parent shall cause the Surviving Corporation to (i) indemnify and hold harmless (and exculpate and release from any liability to Parent or the Surviving Corporation or any of their respective Subsidiaries) the D&O Indemnified Persons against all D&O Expenses (as defined below) and all losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (“D&O Losses”) in respect of any threatened, pending or completed Proceeding, based on, arising out of, relating to or in connection with the fact that such Person is or was a director, officer, employee or other fiduciary of the Company or any of its Subsidiaries or of any other entity arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at or prior to the Effective Time (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (a “D&O Indemnifiable Claim”) and (ii) advance, interest-free, to such D&O Indemnified Persons all D&O Expenses incurred in connection with any D&O Indemnifiable Claim promptly after receipt of statements therefor and upon receipt of a customary undertaking by such D&O Indemnified Person to repay such D&O Expenses so advanced if it is determined by a final non-appealable judgment or a court of competent jurisdiction that such D&O Indemnified Person was or is not entitled to be indemnified under Applicable Law. Advance payment of D&O Expenses in connection with any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, Orders, decrees or other rulings in connection with such D&O Indemnifiable Claim become final and nonappealable and are fully and finally satisfied. For the purposes of this Section 7.7, “D&O Expenses” shall include reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees, expert fees, arbitrator and mediator fees, and all other reasonable and documented out-of-pocket costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend, to be a witness in or participate in, any D&O Indemnifiable Claim, but shall exclude losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (which items are included in the definition of D&O Losses).

(c) The Company shall obtain prior to the Effective Time at Parent’s sole cost and expense, a policy of directors’ and officers’ liability insurance and fiduciary liability insurance on behalf of the persons currently covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance and fiduciary liability insurance policies with respect to acts or omissions occurring or existing (or alleged to have occurred or existed) at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby) for six (6) years from the Effective Time with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) no less favorable, in the aggregate, as the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance and fiduciary liability insurance policies; provided, however, that if the annual premium for such insurance at any time during such period shall exceed three hundred percent (300%) of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, then Parent shall only be obligated to provide such coverage as shall then be available at an annual premium equal to three hundred percent (300%) of such rate.

(d) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys fifty percent (50%) or more of its properties and other assets to any Person (including by liquidation, dissolution or assignment for the benefit of creditors or similar action), then, and in each such case, Parent or the Surviving Corporation, as the case may be, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.7.

(e) The Surviving Corporation shall be a full indemnitor of first resort, shall be required to advance the full amount of all D&O Expenses incurred by a D&O Indemnified Person and shall be liable for the full amount of all D&O Losses to the extent legally permitted and as required, without regard to any rights a D&O Indemnified Person may have against any other Company Related Party, any insurer providing insurance coverage under an insurance policy issued to any other Company Related Party or otherwise.

(f) Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of each D&O Indemnified Person under this Section 7.7 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 7.7 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person referred to in Section 7.7(a), his or her heirs and his or her executors and administrators, each of whom is an intended third-party beneficiary of this Section 7.7, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise. The provisions of this Section 7.7 shall survive the consummation of the Merger.

Section 7.8 Employee Matters.

(a) As of the Closing Date, and for a one (1) year period following the Closing Date, Parent will provide or cause the Surviving Corporation to provide to those employees of the Company and its Subsidiaries who remain employed by the Surviving Corporation (the “Continuing Employees”) (A) salary and base wages that are at least equal to the salary and base wages provided to the Continuing Employees immediately prior to the Closing Date and (B) bonus opportunity and benefits (other than equity compensation benefits) that, taken as a whole, are comparable in the aggregate to those provided to similarly situated employees of Parent. For one (1) year following the Closing Date, Parent shall provide the Continuing Employees with severance benefits of the Company in accordance with the terms and conditions set forth on Section 7.8(a) of the Company Disclosure Letter. Notwithstanding the foregoing, nothing herein is intended to limit the right of Parent or the Company or any of their respective Subsidiaries to terminate the employment of any employee at any time.

(b) For purposes of determining eligibility and vesting (but not for accrual of benefits, other than with respect to severance, vacation or paid time-off entitlement) under all employee benefit plans, programs, policies, contracts, fringe benefits or arrangements of Parent or its Affiliates (including, after the Closing Date, the Surviving Corporation) providing benefits after the Closing Date to any Continuing Employee (all such plans, “Parent Benefit Plans”), Parent shall, and shall cause its Affiliates to, give each Continuing Employee full credit for such Continuing Employee’s service with the Company and its Affiliates (as well as service with any predecessor employer, to the extent service with the predecessor employer is recognized by the Benefit Plans immediately prior to the Closing Date) to the same extent recognized by the Company or its Affiliates immediately prior to the Closing Date, except to the extent such recognition would result in duplication of benefits. Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively at work requirements and waiting periods under any Parent Benefit Plan that is a welfare benefit plan in which Continuing Employees (and their dependents) will be eligible to participate from and after the Closing Date, except with respect to evidence of insurability requirements under any life insurance and disability plans. Parent shall recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) under the Benefit Plans during the year in which the Closing Date occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Closing Date.

(c) Immediately following the Closing, Parent shall pay, or shall cause the Surviving Corporation to pay, Continuing Employees a pro-rata bonus under the annual incentive plans listed in Section 7.8(c) of the Company Disclosure Letter for the fiscal year in which the Closing occurs based on achievement of pro-rata performance targets for the number of days that have elapsed in such fiscal year as of the Closing Date and with the bonus amounts to be the pro-rata portion of a full annual bonus based on the number of days that have elapsed in such fiscal year as of the Closing Date.

(d) The parties acknowledge and agree that, as promptly as reasonably practicable after the date hereof, Parent and the Company shall negotiate in good faith mutually acceptable terms and conditions of an employee retention plan and a sales force retention plan with a total target payout of approximately Seventy Five Million Dollars ($75,000,000) in the aggregate, which plans shall be funded and paid by Parent at the Closing in the aggregate amount of Forty Four Million Dollars ($44,000,000) (such aggregate Forty Four Million Dollars ($44,000,000) amount, the “Retention Plan Amount”); provided, that notwithstanding anything in this Agreement to the contrary, the Company shall be permitted to provide for (i) payments of Four Million Dollars ($4,000,000) in respect of a senior management bonus plan, (ii) payments of approximately Eight Million Dollars ($8,000,000) in respect of an employee bonus plan and (iii) payouts under an employee retention plan and sales force retention plan of up to Thirty One Million Dollars ($31,000,000) in excess of and in addition to the Retention Plan Amount, in which event any such payments described in the foregoing clauses (i), (ii) and (iii) shall reduce the Closing Date Cash to the extent such amounts have not been paid prior to the Closing and such payments to the extent made shall not be deemed an Expense Amount for purposes of determining the Aggregate Adjusted Cash Consideration.

(e) Nothing expressed or implied herein shall (i) confer upon any past or present employee of the Company and its Subsidiaries, or his or her representatives, beneficiaries, successors and assigns, any rights or remedies of any nature, including, any rights to employment or continued employment with Parent, the Company or any of their respective Subsidiaries or any of their respective successors or Affiliates, (ii) be construed to prohibit the Parent from amending or terminating any employee benefit program or Parent Benefit Plan or (iii) constitute or be construed as an amendment of any employee benefit program or any Parent Benefit Plan.

Section 7.9 Affiliate Arrangements. All Contracts between the Company or a Subsidiary of the Company, on the one hand, and any of their respective Affiliates, on the other hand, other than Contracts (a) solely between the Company and one or more of its Subsidiaries or between or among its Subsidiaries or (b) set forth on Section 7.9 of the Company Disclosure Letter, shall be terminated at and as of the Closing Date, and all obligations and liabilities thereunder shall have been satisfied, other than such provisions, obligations and liabilities that expressly survive such termination, which provisions shall survive such termination.

Section 7.10 Financing.

(a) Parent and Merger Sub shall use their respective reasonable best efforts to arrange and consummate the Financing on the terms and conditions described in the Commitment Letter at or prior to the Closing (or on terms more favorable in the aggregate to Parent and Merger Sub) including by: (i) maintaining in effect and enforcing the Commitment Letter and complying with their respective obligations thereunder; (ii) negotiating, entering into and delivering the definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”) on the terms and conditions contained in the Commitment Letter and, to the extent such definitive agreements are executed and delivered prior to the Effective Time, maintaining in effect and enforcing such definitive agreements; (iii) satisfying (or, if deemed advisable by Parent, seeking the waiver of) on a timely basis all terms, covenants and conditions set forth in the Commitment Letter and the Definitive Financing Agreements applicable to Parent and Merger Sub that are within their control; (iv) participating in and assisting with the preparation of rating agency presentations and meetings with rating agencies; and (v) upon satisfaction of all of the conditions precedent under Section 8.1 and Section 8.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), consummating or causing the consummation of the Financing including by enforcing their rights under the Commitment Letter and the Definitive Financing Agreements to the extent necessary at such time to fund the Required Amount.

(b) Parent shall apprise the Company of material developments relating to the Financing and shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within one (1) Business Day the same comes to the Knowledge of Parent, if at any time prior to the Closing Date (i) the Commitment Letter or any of the commitments with respect to the Debt Financing thereunder or any Definitive Financing Agreement, as applicable, shall expire or be terminated for any reason, (ii) for any reason, all or a portion of the Debt Financing becomes unavailable or (iii) any Financing Source or any other Person that is a party to any Commitment Letter breaches, defaults, terminates or repudiates any provisions thereunder or threatens in writing to do any of the foregoing. Parent and Merger Sub shall not amend, alter or replace, or agree to amend, alter or replace, the Commitment Letter in any manner that would (A) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing, (B) reduce the amount of cash proceeds from the Financing available to fund the Required Amount, in each case, in a manner that would materially adversely affect the ability of Parent, Merger Sub or their respective Affiliates to enforce their respective rights against the other parties to the Commitment Letter or the Definitive Financing Agreements or reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the transactions contemplated by this Agreement, in each case with respect to the foregoing sub-clauses (A) and (B) without the prior written consent of the Company (it being understood and agreed that Parent and Merger Sub may amend the Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement and to reflect assignments and replacements of lenders in accordance with the terms of the syndication provisions of the Commitment Letter with respect to the Debt Financing, provided that no such addition, assignment or replacement would reasonably be expected to prevent or materially impair or delay the ability of Parent to consummate the transactions contemplated by this Agreement).

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter for any reason, Parent and Merger Sub shall use their reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient, when taken together with the available cash of Parent, to fund the Required Amount and pay any related fees and expenses earned, due and payable as of the Closing Date (the “Alternate Financing”) and to obtain, and, if obtained, will provide the Company with true, correct and complete copies of, any new financing commitment that provides for at least the same amount of financing as such Commitment Letter as originally issued, to the extent needed to fund the Required Amount (the “Alternate Commitment Letter”). In the event any Alternate Financing is obtained and an Alternate Commitment Letter is entered into in accordance with this Section 7.10(c), (i) any reference in this Agreement to “Debt Financing” shall mean the debt financing contemplated by the Commitment Letter as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Commitment Letter” (or defined terms that use such phrase) shall be deemed to include the Commitment Letter to the extent not superseded by an Alternate Commitment Letter, at the time in question and any Alternate Commitment Letter to the extent then in effect. In furtherance of and not in limitation of the foregoing, in the event that (i) any portion of the Financing structured as a capital markets financing is unavailable, regardless of the reason therefor and (ii) all closing conditions contained in Section 8.1 and Section 8.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing, provided that such conditions are capable of being satisfied as of such day assuming the Closing was to occur on such day), then Parent or Merger Sub shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of the Bridge Financing in lieu of such capital markets financing no later than one (1) Business Day following the satisfaction or waiver of the applicable conditions set forth in clause (ii) above to consummate the Closing when Parent and Merger Sub are required to do so pursuant to Section 2.2; it being understood that such obligations to use the Bridge Financing (including any alternative bridge financing contemplated by any Alternate Financing obtained in accordance with this Agreement) shall exist without regard to the then market conditions or other general economic conditions, including the interest rate and cost of any portion of the Financing structured as a capital markets financing and regardless of whether or not it is commercially reasonable to do so.

(d) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article IX, the Company shall, and the Company shall cause each of its Subsidiaries and each of its and their respective senior management, advisors and other Representatives to, use its respective reasonable best efforts to provide all cooperation reasonably requested by Parent to assist Parent in the arrangement of any Debt Financing or any capital markets financing undertaken in lieu of or in replacement of all or a portion of such Debt Financing (the “Bond Financing” and, together with the Debt Financing, the “Financing”) for the purposes of financing the Merger Consideration, any repayment or refinancing of debt in connection with the transactions contemplated hereby and any other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby and all related fees and expenses of Parent and Merger Sub (it being acknowledged and agreed by Parent and Merger Sub that, notwithstanding anything in this Agreement to the contrary, the receipt of such Financing is not a condition to the consummation of the Merger or any of the other transactions contemplated by this Agreement), including (A) participating in a reasonable number of meetings, presentations, road shows, sessions with rating agencies, Financing Arrangers and prospective Financing Arrangers and drafting sessions, and participating in reasonable and customary due diligence, (B) furnishing Parent and the financial institutions providing or arranging the Debt Financing and the Bond Financing, including any underwriters, initial purchasers or placement agents participating in the Financing (collectively, the “Financing Arrangers”) with such customary financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested to structure, arrange, syndicate and consummate the Debt Financing and the Bond Financing, including (1) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the three most recent fiscal years ended at least ninety (90) days prior to the Closing Date (or such shorter period as may be required by Commission regulations applicable to the Financing, but no shorter than sixty (60) days); (2) GAAP unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date (or such shorter period as may be required by Commission regulations applicable to the Financing, but no shorter than thirty (30) days); and (3) all financial statements of the Company and financial data of the Company, in each case covering the periods specified in clauses (1) and (2) above, of the type required in a Bond Financing by Parent by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in capital markets transactions similar to the Bond Financing (such information described in this clause (B) collectively, the “Required Information”), (C) assisting Parent and the Financing Arrangers in the preparation of (1) offering documents, private placement memoranda, bank information memoranda, registration statements, prospectuses and similar documents required for the Debt Financing and the Bond Financing, (2) customary pro forma financial statements reflecting the Merger and the Financing (it being understood and agreed that any financial statements referenced in this Section 7.10 shall in each case meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Commission promulgated thereunder applicable to a registration statement under the Securities Act on Form S-1) and (3) materials for rating agency presentations, business projections and similar documents in connection with the Debt Financing and the Bond Financing, (D) reasonably cooperating with the marketing efforts for the Debt Financing and the Bond Financing, (E) furnishing Parent and the Financing Arrangers with customary payoff letters relating to the repayment (or cash collateralization) of outstanding obligations under the Senior Secured Credit Facilities and the ABL Credit Facilities of the Company or its Subsidiaries that are to be refinanced at Closing, subject to receipt of the funds therefor from Parent, (F) using its reasonable efforts to cause its independent accountants to provide assistance and cooperation in the Debt Financing and the Bond Financing, including (1) participating in a reasonable number of drafting sessions and accounting due diligence sessions, (2) providing any necessary customary consents to use their audit reports relating to the Company and (3) providing any necessary customary “comfort” (including “negative assurance comfort”) letters, (G) providing the Financing Sources and their respective legal, financial and accounting advisors, access to the properties, assets and personnel of the Company and its

Subsidiaries in accordance with Section 7.4 and (H) furnishing Parent and any Financing Sources promptly, and in any event at least three (3) Business Days prior to the Closing Date, with all documentation and other information required by any Governmental Authority with respect to the Debt Financing and the Bond Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended, that has been reasonably requested by Parent or any of the Financing Sources at least ten (10) Business Days prior to the Closing Date. The Company will notify Parent of any material error, mistake or omission in the Required Information or the other information provided pursuant to this Section 7.10 that it becomes aware of and if requested by Parent will use its reasonable efforts to promptly correct such error, mistake or omission. Nothing herein shall require such cooperation to the extent it would (A) unreasonably disrupt the conduct of the business or operations of the Company or its Subsidiaries, (B) require the Company or any of its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Effective Time, (C) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the certificate of incorporation or by-laws or other comparable organizational documents of the Company or any of its Subsidiaries, any Applicable Laws or any Contract, (D) require the Company or any of its Subsidiaries to pass resolutions or consents or approve or authorize the execution of the Debt Financing or the Definitive Financing Agreements or (E) require the Company or any of its Subsidiaries to execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing or agree to any change or modification of any existing certificate, document instrument or agreement that is effective prior to the Closing (other than any payoff letters). Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective Representatives in connection with the Financing (collectively, the “Financing Expenses”). Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith (other than arising from any information provided by the Company or its Affiliates or its or their respective Representatives). On behalf of the Surviving Corporation, at or prior to the Effective Time, Parent shall pay by wire transfer of immediately available funds to the account or accounts designated in the relevant payoff letters, as described in Section 7.11(b), the amounts specified in such payoff letters (including the Debt Payoff Amount and all Breakage Costs related thereto).

Section 7.11 Treatment of Certain Funded Debt.

(a) If and when requested by Parent, the Company shall issue a conditional notice of optional redemption (the “Redemption Notice”) for all of the outstanding principal amount of any or all series of the Company Notes pursuant to the requisite provisions of the applicable indenture; provided, that to the extent that any action described in the portion of this sentence preceding this proviso can be conditioned on the occurrence of the Closing, it will be so conditioned, and, prior to the redemption date, Parent shall deposit with the trustee under the applicable indentures cash or cash equivalents sufficient to effect such redemption. At Parent’s request, the Company will direct the trustee under the applicable indenture to give the

Redemption Notice to holders of the Company Notes on the Company’s behalf, and will timely provide the trustee with such officer’s certificates, legal opinions and other documentation reasonably requested by the trustee in connection therewith. The parties shall and shall cause their respective Subsidiaries to provide cooperation reasonably requested by the other in connection with the actions described in the two immediately preceding sentences. Parent shall prepare the Redemption Notice, which shall be subject to the review of, and comment by, the Company.

(b) On or prior to the second (2nd) Business Day prior to the Effective Time, the Company shall deliver to Parent copies of customary payoff letters, from each administrative agent or other similar agent under the Senior Credit Facilities and the ABL Facilities of the Company or its Subsidiaries that are to be refinanced at Closing in accordance with this Agreement, and for the release of all liens and other security over the Company’s and its Subsidiaries’ properties and assets securing its obligations under such credit agreements or facilities, as applicable, together with the return of any collateral in the possession of the applicable administrative agent or similar agent to the extent practicable at the Closing.

Section 7.12 Tax Matters. All transfer, documentary, sales, use, real property transfer, stock transfer, recording, stamp, registration and other similar Taxes and fees (including penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall be paid by Parent. Parent or the Company, as appropriate, will file all necessary tax returns and other documentation with respect to all such Transfer Taxes.

Section 7.13 FIRPTA Certificate. At or prior to Closing, the Company shall deliver to Parent a duly executed certification, signed under penalties of perjury by the Company and dated not more than thirty (30) days prior to the Closing Date, that satisfies the requirements of Treasury Regulations section 1.1445-2(c)(3) and confirms that the Company is not, nor has it been within five (5) years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code, and shall authorize Parent, as agent for the Company, to deliver a copy of the certification to the IRS on behalf of the Company.

Section 7.14 280G Approval. No later than five (5) days prior to the Closing Date, the Company shall use its reasonable best efforts to seek the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so that no payments and/or benefits provided pursuant to Benefit Plans constitute “excess parachute payments” as defined in Section 280G(b)(1) of the Code. Prior to the stockholder approval referenced in the preceding sentence, the Company shall have used its reasonable best efforts to obtain a waiver of the right to receive payments and/or benefits that reasonably could constitute “excess parachute payments,” in a form reasonably acceptable to the Parent, from each “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

Section 7.15 Non-Consenting Stockholders.

(a) In the event that the Company receives effective written consents from its stockholders sufficient to obtain the Company Stockholder Approval in accordance with Section 7.16(b), the Company shall, as promptly as reasonably practicable following the Stockholder

Approval Deadline, prepare and mail the Section 228 Notice as and to the extent required pursuant to Section 228(e) of the DGCL to any holder of Company Common Stock that has not consented to the adoption of this Agreement and the transactions contemplated by this Agreement that complies with Applicable Law. The Company shall (x) provide Parent an opportunity to review and comment on the Section 228 Notice (including the proposed final version of such document) and (y) shall consider in good faith all comments reasonably proposed by Parent.

(b) The Company shall prepare and mail an appraisal notice as and to the extent required pursuant to Section 262 of the DGCL to any holder of Company Common Stock that has not consented to or voted for the adoption of this Agreement and the transactions contemplated by this Agreement that complies with Applicable Law. The Company shall (x) provide Parent an opportunity to review and comment on such appraisal notice (including the proposed final version of such document) and (y) shall consider in good faith all comments reasonably proposed by Parent.

Section 7.16 Certain Commission Filings; Listing of Parent Common Stock and Other Actions.

(a) As promptly as reasonably practicable following the date hereof, (i) the Company shall prepare, with the cooperation and assistance of Parent and its counsel and accountant, and cause to be filed a consent solicitation statement of the Company with respect to the solicitation of consents from the Company’s stockholders with respect to the Company Stockholder Approval (the “Consent Solicitation Statement”) and (ii) Parent shall prepare, with the cooperation and assistance of the Company and its counsel and accountant, and cause to be filed with the Commission, the Form S-4 in which the Consent Solicitation Statement shall be included as a prospectus (the “Consent Solicitation Statement/Prospectus”). Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing, to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby and to have the Consent Solicitation Statement cleared by the Commission and its staff under the Exchange Act as promptly as reasonably practicable after filing.

(b) As promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, the Company shall cause the Consent Solicitation/Prospectus to be mailed to the stockholders of the Company, and the Company shall otherwise take all actions necessary, proper or advisable in accordance with Applicable Laws and the Organizational Documents of the Company to seek the Company Stockholder Approval by written consent and solicit the Company Stockholder Approval by the date that is no later than five (5) Business Days (or such later date as approved by Parent) after the date the Form S-4 is declared effective under the Securities Act (the “Stockholder Approval Deadline”). The Company shall deliver to Parent copies of any written stockholder consents received by the Company as contemplated by this Section 7.16(b).

(c) In the event that the Company does not receive effective written consents from its stockholders sufficient to obtain the Company Stockholder Approval in accordance with Section 7.16(b) on or prior to the Stockholder Approval Deadline, upon the request of Parent, (i)

the Company shall prepare, with the cooperation and assistance of Parent and its counsel and accountant, and cause to be filed a proxy statement relating to the Company Stockholders’ Meeting (the “Proxy Statement”) and (ii) Parent shall prepare, with the cooperation and assistance of the Company and its counsel and accountant, and cause to be filed with the Commission, a post-effective amendment to the Form S-4 (the “Amended Form S-4”) in which the Proxy Statement shall be included as a prospectus (the “Proxy Statement/Prospectus”). Each of Parent and the Company shall use its reasonable best efforts to have the Amended Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing, to keep the Amended Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby and to have the Proxy Statement cleared by the Commission and its staff under the Exchange Act as promptly as reasonably practicable after filing.

(d) As promptly as reasonably practicable after the Amended Form S-4 is declared effective under the Securities Act, the Company shall cause the Proxy Statement/Prospectus to be mailed to the stockholders of the Company and the Company shall take all action necessary in accordance with Applicable Law and the Organizational Documents of the Company to duly give notice of, convene and hold a meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) as promptly as reasonably practicable following the date the Amended Form S-4 is declared effective under the Securities Act, for the sole purpose of seeking the Company Stockholder Approval and shall, subject to Section 7.16(h) use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the adoption of this Agreement, or, if, as of the time for which the Company Stockholders’ Meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting; provided, that such adjournment or postponement shall not exceed ten (10) Business Days. The Company shall ensure that the Company Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with Applicable Law and the Organizational Documents of the Company.

(e) Each of Parent and the Company shall furnish all information concerning it, and provide such other assistance, as may reasonably be requested by the other party in connection with the preparation, filing and distribution of the Form S-4 and the Consent Solicitation Statement/Prospectus contained therein or the Amended Form S-4 and the Proxy Statement/Prospectus contained therein, as applicable. All filings by the Company with the Commission in connection with the transactions contemplated hereby, including the Consent Solicitation Statement and the Proxy Statement, as applicable, and, in each case, any amendment or supplement thereto, and all mailings to the stockholders of the Company in connection with the transactions contemplated hereby shall be subject to the prior review and comment of Parent. All filings by Parent with the Commission in connection with the transactions contemplated hereby, including the Form S-4 or the Amended Form S-4, as applicable, and, in each case, any amendment or supplement thereto, shall be subject to the prior review and comment of the Company.

(f) Each of Parent and the Company shall (i) as promptly as reasonably practicable notify the other of (A) the receipt of any comments from the Commission and all other written correspondence and oral communications with the Commission relating to the Consent Solicitation Statement/Prospectus or the Form S-4 or the Proxy Statement/Prospectus or the Amended Form S-4 (including the time when the Form S-4 or the Amended Form S-4, as applicable, is declared effective under the Securities Act and the issuance of any stop order or suspension of qualifications of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction) and (B) any request by the Commission for any amendment or supplements to the Consent Solicitation Statement/Prospectus or the Form S-4 or the Proxy Statement/Prospectus or the Amended Form S-4 for additional information with respect thereto and (ii) as promptly as reasonably practicable supply each other with copies of (A) all correspondence between it or any of its Representatives, on the one hand, and the Commission, on the other hand, with respect to the Consent Solicitation Statement/Prospectus, the Form S-4, the Proxy Statement/Prospectus, the Amended Form S-4 or the Merger, as applicable, and (B) all Orders of the Commission relating to the Form S-4 or the Amended Form S-4 or the shares of Parent Common Stock included in the Merger Consideration. Parent shall use its reasonable best efforts to have any such Order lifted, reversed or otherwise terminated. In addition to and without limiting the generality of the provisions of Section 7.16(e), (1) prior to filing or mailing the Form S-4 or the Amended Form S-4 (or any amendment or supplement thereto) or responding to any comments of the Commission with respect thereto, Parent (x) shall provide the Company an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (y) shall consider in good faith all comments reasonably proposed by the Company and (2) prior to filing or mailing the Consent Solicitation Statement/Prospectus or the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the Commission with respect thereto, the Company (x) shall provide Parent an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (y) shall consider in good faith all comments reasonably proposed by Parent. Each of the Company and Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the shares of Parent Common Stock included in the Merger Consideration.

(g) If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which is required to be set forth in an amendment or supplement to the Consent Solicitation Statement/Prospectus or the Form S-4 or the Proxy Statement/Prospectus or the Amended Form S-4, so that none of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the Commission by Parent in the case of the Form S-4 or the Amended Form S-4 or the Company in the case of the Consent Solicitation Statement/Prospectus or the Proxy Statement/Prospectus and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

(h) The Company shall, through the Board of Directors of the Company, recommend to its stockholders that they provide the Company Stockholder Approval and shall include such recommendation in the Form S-4 or the Amended Form S-4, as applicable, unless the Company determines in good faith, after consultation with the Company’s outside counsel, that the failure to withdraw, amend or modify its recommendation would reasonably be likely to be inconsistent with its fiduciary duties to the stockholders of the Company.

(i) Parent shall prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares of Parent Common Stock to be authorized for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 7.17 Notice of Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

Section 7.18 Expenses. Except as (i) as set forth in the immediately following sentence or (ii) as otherwise expressly provided herein, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. If the Closing occurs, Parent shall bear (a) the costs, fees and expenses incurred by it and Merger Sub in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including legal, accounting, brokerage and other fees and expenses, (b) the Sponsor Fee Amount (as defined in Section 7.18(g)(ii) of the Company Disclosure Letter), (c) the Financing Expenses, (d) any and all Breakage Costs, (e) the Retention Plan Amount, (f) the reasonable and customary out-of-pocket third-party costs, fees and expenses (including reasonable, customary and documented attorneys’ fees and expenses) associated with the preparation of the Registration Statement and the Company’s proposed initial public offering (the “IPO”) incurred by the Company and its Subsidiaries to date as set forth on Section 7.18 of the Company Disclosure Letter and (g) the reasonable and customary other out-of-pocket third-party costs, fees and expenses of the Company and its Subsidiaries incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby, including reasonable, customary and documented third-party legal, accounting, brokerage and other fees and expenses (the aggregate amount of the costs, fees and expenses described in clauses (c), (f) and (g) of this Section 7.18 to the extent paid by the Company or any of its Subsidiaries prior to the Closing, the “Expense Amount”); provided, that in no event shall the fees and expenses of the Persons set forth in Section 7.18(g)(i) of the Company Disclosure Letter exceed the amounts to which it is entitled pursuant to the engagement letter referenced in Section 5.24; provided, further, that in the event such third-party legal, accounting, brokerage and other professional advisory fees and expenses described in clause (g) above exceed the amount set forth in set forth in Section 7.18(g)(ii) of the Company Disclosure Letter in the aggregate, the Company shall (i) as promptly reasonably practicable notify Parent in writing of such occurrence, which notice shall set forth a reasonably detailed itemization of such fees and expenses to the extent reasonably available and (ii) from time to time, upon the reasonable request of Parent (but in no event more than twice in any calendar month), provide to Parent as promptly as reasonably practicable after each such request, a reasonably detailed itemization to the extent reasonably available of the then-current amount of such fees and expenses. For the avoidance of doubt, any itemization of such costs, fees and expenses provided by the Company to Parent shall not, in and of itself, limit Parent’s obligation to bear such costs, fees and expenses in accordance with this Section 7.18. Any unpaid costs, fees and expenses incurred by the Company and to be borne by Parent pursuant to this Section 7.18 shall be paid by Parent at the Effective Time by wire transfer of immediately available funds to the account or accounts designated in writing by the Company no later than two (2) Business Days prior to the Effective Time.

Section 7.19 Further Assurances. Each of the parties hereto shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

Section 7.20 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be reasonably required to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to the reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Mutual Conditions. The obligations of each of Parent, Merger Sub and the Company to effect the Closing shall be subject to the following conditions, any one or more of which, to the extent permitted by Applicable Law, may be waived in writing, as to itself, by either party:

(a) No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Applicable Law (whether temporary, preliminary or permanent), which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the transactions contemplated by this Agreement (collectively, a “Restraint”); provided, however, that any antitrust, competition, fair trade or similar Applicable Law (whether temporary, preliminary or permanent) which has such an effect shall constitute a “Restraint” only if it arises under the HSR Act, the EU Merger Regulation or an antitrust, competition, fair trade or similar Applicable Law in a jurisdiction specified in Section 8.1(b) of the Company Disclosure Letter;

(b) (i) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (ii) the approval of the European Commission of the transactions contemplated by this Agreement shall have been obtained pursuant to the EU Merger Regulation (or the approval by those national competition authorities in the European Union that have jurisdiction as a result of a referral of the transactions contemplated by this Agreement under the EU Merger Regulation); and (iii) any approval or waiting period with respect to those jurisdictions set forth in Section 8.1(b) of the Company Disclosure Letter shall have been obtained or terminated or shall have expired;

(c) The Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for such purpose shall be pending before the Commission;

(d) The Company Stockholder Approval shall have been obtained; and

(e) The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance (provided that the satisfaction of the condition set forth in this Section 8.1(e) shall not be a condition to the obligation of Parent or Merger Sub to effect the Closing if the representation and warranty set forth in the fourth sentence of Section 6.2 is not true and correct in all respects).

Section 8.2 Conditions to Parent’s and Merger Sub’s Obligations. In addition to the conditions set forth in Section 8.1, the obligations of Parent and Merger Sub to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing by Parent:

(a) The representations and warranties made by the Company contained in (i) Section 5.4(a)(ii), the first and fourth sentences of Section 5.5(a) and Section 5.24 shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except that such representations and warranties that are made as of a specific date shall be true and correct as of such specific date), except, in the case of the representations and warranties contained in the first and fourth sentences of Section 5.5(a), for any de minimis inaccuracy, (ii) Section 5.1 and Section 5.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except that such representations and warranties that are made as of a specific date shall be true and correct as of such date) and (iii) each other section of Article V that (A) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (B) are made as of a specific date shall be true and correct as of such date, in each case under this clause (iii), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to materiality or Company Material Adverse Effect (except that the word “material” in the defined term “Material Contract” shall not be disregarded for any of such purposes)) has not had a Company Material Adverse Effect;

(b) The Company shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by the Company on or prior to the Closing; and

(c) The Company shall have caused to be delivered to Parent a certificate executed by a duly authorized officer of the Company certifying that each of the conditions set forth in Sections 8.2(a) and (b) has been satisfied.

Section 8.3 Conditions to the Company’s Obligations. In addition to the conditions set forth in Section 8.1, the obligations of the Company to effect the Closing shall be subject to the following conditions, any one or more of which may be waived in writing by the Company:

(a) The representations and warranties made by Parent contained in (i) Section 6.3(a)(ii), the first and third sentences of Section 6.4(a) and Section 6.18 shall be true and correct in all respects as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except that such representations and warranties that are made as of a specific date shall be true and correct as of such specific date), except, in the case of the representations and warranties contained in the first and third sentences of Section 6.4(a), for any de minimis inaccuracy; (ii) Section 6.1 and Section 6.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except that such representations and warranties that are made as of a specific date shall be true and correct as of such specific date) and (iii) each other section of Article VI that (A) are not made as of a specific date shall be true and correct as of the date of this Agreement and as of the Closing, as though made on and as of the Closing, and (B) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to materiality or Parent Material Adverse Effect) has not had and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(b) Parent and Merger Sub shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Parent and Merger Sub on or prior to the Closing; and

(c) Parent shall have caused to be delivered to the Company a certificate executed by a duly authorized officer of Parent certifying that each of the conditions set forth in Sections 8.3(a) and (b) has been satisfied.

ARTICLE IX

TERMINATION

Section 9.1 Termination.

(a) This Agreement may be terminated prior to the Closing only as follows:

(i) by mutual written consent of Parent and the Company;

(ii) by Parent or the Company if the Effective Time shall not have occurred on or before the date that is twelve (12) months from the date of this Agreement (as may be extended in accordance with the first proviso to this Section 9.1(a)(ii), the “Outside Date”); provided, however, that (i) if on the Outside Date the conditions set forth in Section 8.1(a) (to the extent such Restraint arises under the HSR Act, the EU Merger Regulation or any other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Applicable Laws specified in Section 8.1(b) of the Company Disclosure Letter) or Section 8.1(b) have not been satisfied or waived, then Parent or the Company may extend the Outside Date for an additional ninety (90) calendar days by delivery of written notice of such extension to the other party not less than five (5) Business Days prior to the original Outside Date and (ii) if all of the conditions set forth in Section 8.1, Section 8.2 and Section 8.3 have been satisfied or waived (or, with respect to the conditions that by their terms must be satisfied at the Closing, would have been so satisfied if the Closing had occurred) and the Marketing Period has commenced but has not yet ended, the Outside Date shall be extended to the third (3rd) Business Day after the end of the Marketing Period; provided, further, that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation, covenant or agreement of such party under this Agreement or other breach of this Agreement has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before the original Outside Date;

(iii) by Parent or the Company, if any Restraint having the effect set forth in Section 8.1(a) shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement shall have complied with its obligations under Section 7.3 in all respects;

(iv) by the Company, if there shall have been a breach or inaccuracy of any representation or warranty of Parent contained in this Agreement on the part of Parent, or Parent or Merger Sub has failed to perform or comply with any of its covenants, obligations or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 8.3(a) or (b) and (ii) is incapable of being cured by Parent or is not cured by Parent prior to the earlier of (x) thirty (30) days following written notice to Parent of such breach, inaccuracy or failure to perform or comply and (y) the Business Day immediately prior to the Outside Date; provided, that the Company is not then in material breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement; and

(v) by Parent, if there shall have been a breach or inaccuracy of any representation or warranty of the Company contained in this Agreement on the part of the Company or the Company has failed to perform or comply with any of its covenants, obligations or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (i) would give rise to the failure of a condition set forth in Section 8.2(a) or (b) and (ii) is incapable of being cured by the Company or is not cured by the Company prior to the earlier of (x) thirty (30) days following written notice to the Company of such breach, inaccuracy or failure to perform or comply and (y) the Business Day immediately prior to the Outside Date; provided, that Parent and Merger Sub are not then in material breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement.

(b) The termination of this Agreement shall be effectuated by the delivery of a written notice of such termination from the party terminating this Agreement to the other party specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 9.2 Reverse Termination Fee.

(a) If this Agreement is terminated by (i) either Parent or the Company pursuant to Section 9.1(a)(iii) as a result of a Restraint arising under an antitrust, competition, fair trade or similar Applicable Law, (ii) the Company pursuant to Section 9.1(a)(iv) as a result of Parent’s breach or failure to perform its obligations under Section 7.3 or (iii) either Parent or the Company pursuant to Section 9.1(a)(ii) and at or prior to the time of such termination all of the conditions to the obligations of Parent to consummate the Closing set forth in Section 8.1(a) and Section 8.2 shall have been satisfied or waived (other than (A) the conditions set forth in Section 8.1(a) (to the extent such Restraint arises under the HSR Act, the EU Merger Regulation or any other applicable foreign, federal, state or supranational antitrust, competition, fair trade or similar Applicable Laws under a jurisdiction specified in Section 8.1(b) of the Company Disclosure Letter) and (B) those other conditions that, by their nature, cannot be satisfied until the Closing, but, in the case of this clause (B), which conditions would be capable of satisfaction if the Closing were to occur on the date of termination), then Parent shall pay to the Company a fee of Eight Hundred Million ($800,000,000) (the “Reverse Termination Fee”) (which fee shall be payable within two (2) Business Days after written notice of such termination, by wire transfer of immediately available funds to an account designated in writing by the Company).

(b) Notwithstanding anything in this Agreement to the contrary (but subject to and without limitation of Section 10.12 and the proviso to this sentence), the Company agrees that in the event that this Agreement is terminated in accordance with Section 9.1 and the Reverse Termination Fee is payable pursuant to Section 9.2(a) and the Reverse Termination Fee is paid to the Company pursuant to Section 9.2 and accepted by the Company, (i) the payment of such Reverse Termination Fee, together with any amounts payable pursuant to the last three sentences of Section 7.10(d) and Section 9.2(c), shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties and (ii) in no event will the Company Related Parties be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to (A) the loss suffered as a result of any failure of the Merger to be consummated, (B) any breach of, or failure to perform, any representation, warranty, agreement or obligation under this Agreement, (C) the termination of this Agreement and (D) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated by this Agreement, and, subject to and without limitation of Section 10.12 and the proviso to this sentence, upon payment to the Company of the Reverse Termination Fee in accordance with this Section 9.2, together with any amounts payable pursuant to the last three sentences of Section 7.10(d) and Section 9.2(c), and acceptance of the Reverse Termination Fee and such amounts by the Company, no Parent Related Parties shall have any further liability or obligation to the Company Related Parties relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that, notwithstanding the foregoing or any other provision of this Agreement to the contrary, irrespective of whether the Reverse Termination Fee has been paid, the Company shall be entitled to pursue, and Parent and Merger Sub shall be responsible for any and all money damages (or, to the extent the Reverse Termination Fee is received by the Company, the excess, if any, of such money damages over such Reverse Termination Fee) arising out of, resulting from or relating to Parent’s or Merger Sub’s Intentional Breach of this Agreement, including Section 7.3 and, in any determination of such damages, the court shall be permitted to award the Company and its stockholders, if proven, their respective Benefit of the Bargain Damages.

(c) Each of the Company, Parent and Merger Sub acknowledges that (i) the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, (ii) the Reverse Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company and its Affiliates in the circumstances in which such fee is paid, other than in the case of an Intentional Breach as contemplated in Section 9.2(b) and subject to and without limitation of Section 10.12, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if Parent fails to timely pay the Reverse Termination Fee when due pursuant to this Section 9.2, (1) Parent shall pay to the Company interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received and (2) in order to obtain such payment, the Company commences a Proceeding with results in a judgment of all or a portion of the Reverse Termination Fee, Parent shall pay the Company’s costs and expenses (including attorney’s fees and expenses of enforcement) in connection with such Proceeding.

Section 9.3 Obligations upon Termination. In the event that this Agreement shall be terminated pursuant to Section 9.1, this Agreement shall become null and void and have no further force and effect and all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party except (a) as set forth in Section 7.5, the last three sentences of Section 7.10(d), the first sentence of Section 7.18, Section 9.2, Article X and this Section 9.3, (b) that nothing herein will relieve or release any party from liability arising from any material breach by such party of this Agreement prior to such termination and (c) for the avoidance of doubt, the Confidentiality Agreement shall survive the termination of this Agreement for a period of two (2) years following the date of such termination (and, notwithstanding anything contained in this Agreement or the Confidentiality Agreement to the contrary, the parties acknowledge and agree that upon such termination the Confidentiality Agreement shall be automatically amended without any further action by the parties thereto to extend the term of the Confidentiality Agreement for such two (2) year period (other than Paragraphs 6 and 8 of the NDA, the terms of which shall not be extended but shall survive such termination and remain in effect, if still in effect at such termination, in accordance with their respective terms as they exist as of the date hereof).

ARTICLE X

GENERAL

Section 10.1 Amendment. This Agreement may not be amended, altered or modified except by written instrument executed by the parties hereto. Notwithstanding the foregoing, Sections 10.6, 10.9(c), 10.11, 10.13 and this Section 10.1 to the extent such sections are applicable to the Financing Sources may not be modified, waived or terminated in a manner that is adverse to such Financing Source without the prior written consent of such Financing Source.

Section 10.2 Entire Agreement. This Agreement, including the Disclosure Letters, Exhibits and Appendices which form a part hereof, the Stockholders Agreement and the Confidentiality Agreement constitute the entire understanding of the parties hereto with respect to the transactions contemplated hereby and the subject matter contained herein, and supersede all prior and contemporaneous agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

Section 10.3 Interpretation. When reference is made in this Agreement to any Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. The definitions given for terms in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” shall be deemed references to the lawful money of the United States of America. All references herein to a “party” or the “parties” shall be to a party or the parties hereto unless the context shall otherwise require. References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under said statutes) and to any section of any statute, rule or regulation including any successor to said section; provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under said statutes), in each case, as of such date. When used in reference to the Company or any of its Subsidiaries in Section 7.1, Section 7.6 and Article V, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole, and when used in reference to Parent or any of its Subsidiaries in Section 7.2 and Article VI, the term “material” shall be measured against Parent and its Subsidiaries, taken as a whole. Any Contract that is referred to herein means such Contract as from time to time amended, modified or supplemented, including by waiver of consent. Any Contract referred to herein shall include reference to all exhibits, schedules and other documents or Contracts attached thereto. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Disclosure Letter is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in any Disclosure Letter hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Disclosure Letter is or is not in the Ordinary Course of Business for purposes of this Agreement.

Section 10.4 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Upon such determination that any term or other provision is invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger and the other transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if they are: (a) delivered in person, (b) transmitted by facsimile (deemed given upon confirmation of receipt), (c) delivered by an express courier (deemed given upon receipt of proof of delivery) or (d) delivered by e-mail to a party at its e-mail address listed below (deemed given upon confirmation of receipt by non-automated reply e-mail from the recipient) (or to such other person or at such other facsimile or address as such party shall deliver to the other party by like notice):

To the Company prior to the Closing:

LVB Acquisition, Inc.

56 East Bell Drive

Warsaw, Indiana

Attention:	Bradley J. Tandy
Senior Vice President, General Counsel and Secretary

Facsimile: (574) 372-1960

With a concurrent copy to (which shall not constitute notice):

Cleary Gottlieb Steen and Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Robert P. Davis

Facsimile: (212) 225-3999

To Parent:

Zimmer Holdings, Inc.

345 East Main Street

Warsaw, Indiana

Attention:	Chad F. Phipps
Senior Vice President, General Counsel and Secretary

Facsimile: (574) 372-4302

E-mail: chad.phipps@zimmer.com

With a concurrent copy to (which shall not constitute notice):

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attention: Morton A. Pierce and Chang-Do Gong

Facsimile: (212) 354-8113

E-mail: mpierce@whitecase.com; cgong@whitecase.com

Section 10.6 Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and permitted assigns of the parties and such Persons. Except (a) that the D&O Indemnified Persons and their respective heirs, executors, administrators and personal representatives shall be express third-party beneficiaries of Section 7.7 and entitled to enforce such section directly, (b) for the right of the stockholders of the Company and the holders of Company Options and Company Stock-Based Awards to receive payment in accordance with Article IV and, subject to Section 9.2, for the right of the Company, on behalf of the stockholders of the Company and the holders of Company Options and Company Stock-Based Awards, to pursue damages in the event of Parent’s or Merger Sub’s breach of this Agreement (which right is hereby acknowledged and agreed by Parent and Merger Sub and, notwithstanding anything in this Agreement to contrary, in the event of a breach of this Agreement by Parent or Merger Sub, such damages are agreed and acknowledged by Parent and Merger Sub to include, if proven, in addition to any and all damages to the Company and its Subsidiaries, in the circumstance where this Agreement has been terminated, the benefit of the bargain lost by the holders of Company Common Stock, Company Options or Company Stock-Based Awards, including the loss of expected premium offered to such holders and taking into consideration all relevant matters, including other combination opportunities and the time value of money (collectively, the “Benefit of the Bargain Damages”)), (c) that Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”) shall be an express third-party beneficiary of Section 10.14 and entitled to enforce such section directly, (d) that the Released Persons shall be express third-party beneficiaries of Section 10.15 and entitled to enforce such section directly and (e) that the Company Related Parties and Parent Related Parties shall be express third-party beneficiaries of Section 10.16 and entitled to enforce such section directly, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by any party hereto without the prior written consent of each of the other parties; provided, that after the Effective Time, Parent may assign its rights hereunder to an Affiliate thereof so long as Parent remains liable for performance under this Agreement. Notwithstanding any of the foregoing provisions of this Section 10.6 to the contrary, each Financing Source in connection with the Debt Financing is an express third party beneficiary of Sections 10.1, 10.9(c), 10.11, 10.13 and this Section 10.6 to the extent such sections are applicable to such Financing Source and may enforce such sections directly.

Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts (delivery of which may occur via facsimile or e-mail), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

Section 10.8 No Prejudice; Survival. The parties hereto acknowledge that the terms and language of this Agreement were the result of negotiations among the parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship. None of the representations, warranties, covenants, obligations or other agreements in this Agreement shall survive the Effective Time; provided, however, that the portion of this sentence preceding this proviso shall not limit any covenant, obligation or agreement of any party which by its express terms contemplates performance after the Effective Time.

Section 10.9 Governing Law; Consent to Jurisdiction.

(a) This Agreement and all matters arising out of or relating hereto, including its validity, construction and interpretation, shall be governed by the laws of the State of Delaware, without regard to the laws as to choice or conflict of laws.

(b) Each party to this Agreement, by its execution hereof, (i) hereby, except as provided in Section 10.9(c) below, irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery in the State of Delaware (or if such court finds it lacks subject matter jurisdiction, the federal or other state courts) located in Wilmington, Delaware, and any appellate court therefrom, for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or related to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, (ii) to the extent not prohibited by Applicable Law, hereby waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation that it is not subject to the personal jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution by reason of a lack of personal jurisdiction, that any such proceeding brought in one of the above-named courts is improper by reason of a lack of personal jurisdiction or venue, or that this Agreement or the subject matter hereof may not be enforced in or by such court by reason of a lack of personal jurisdiction or improper venue, and (iii) hereby agrees not to commence any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or related to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts. Each party hereby consents to and accepts service of process in any such proceeding in any manner permitted by Delaware law or if served by registered mail addressed to it at its address provided in Section 10.5. Each party agrees that a final judgment in any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(c) Notwithstanding anything herein to the contrary, each party acknowledges and irrevocably agrees (i) that any action, claim, cause of action or suit (in contract or in tort or otherwise), inquiry, proceeding or investigation brought against any Financing Source arising out of, or relating to, the transactions contemplated hereby, any Financing or the performance of services thereunder shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or if under Applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof) and each party submits for itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (ii) not to bring or support anyone else in bringing any action, claim, cause of action or suit (in contract or in tort or otherwise), inquiry, proceeding or investigation against any Financing Source arising out of, or relating to, the transactions contemplated hereby, any Financing or the performance of services thereunder in any other court, (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in Section 10.5 shall be effective service of process against it for any such action, claim, cause of action or suit (in contract or in tort or otherwise), inquiry, proceeding or investigation brought in any such court, (iv) to waive and hereby waives, to the fullest extent permitted by Applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action, claim, cause of action or suit (in contract or in tort or otherwise), inquiry, proceeding or investigation in any such court, (V) TO WAIVE AND HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT OR IN TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION and (vi) that a final judgment in any such action, claim, cause of action or suit (in contract or in tort or otherwise), inquiry, proceeding or investigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement shall affect or eliminate any right to serve process in any other manner permitted by Applicable Laws.

Section 10.10 Waiver. At any time prior to the Effective Time, Parent, on the one hand, and the Company, on the other, may (a) extend the time for the performance of any of the obligations or other acts of the Company in the case of Parent, or of Parent or Merger Sub, in the case of the Company, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto of the Company in the case of Parent, or of Parent or Merger Sub, in the case of the Company, and (c) waive compliance with any of the agreements or conditions contained herein of the Company, in the case of Parent, or of Parent or Merger Sub, in the case of the Company. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall act as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Section 10.11 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, CAUSE OF ACTION, SUIT OR PROCEEDING (IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY DEBT FINANCING (OR AGAINST ANY FINANCING SOURCE) OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES ACKNOWLEDGE THAT THIS SECTION 10.11 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT, AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, CLAIM, CAUSE OF ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE ANY OF THE WAIVERS CONTAINED IN THIS SECTION 10.11, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, AND (C) IT MAKES SUCH WAIVERS VOLUNTARILY.

Section 10.12 Enforcement of Agreement. The parties’ rights in this Section 10.12 are an integral part of the transactions contemplated by this Agreement and each party hereby waives any objections to any remedy referred to in this Section 10.12. For the avoidance of doubt, the parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached or the Merger was not consummated, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that, notwithstanding anything in this Agreement to the contrary (but subject to and without limitation of the last sentence of this Section 10.12), the parties shall be entitled to an injunction or injunctions to prevent or remedy breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the parties’ obligations to consummate the Merger, and Parent’s obligation to pay, and the right to receive the Merger Consideration by the stockholders of the Company and the holders of Company Stock-Based Awards and the Per Option Consideration by the holders of Company Options, as applicable) and to any further equitable relief, this being in addition to any other remedy to which they are entitled at law or in equity. In the event any party seeks any remedy referred to in this Section 10.12, such party shall not be required to prove damages or obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy. For the avoidance of doubt, it is hereby acknowledged and agreed that (a) the Company shall be entitled to seek specific performance or other equitable remedies to cause Parent or Merger Sub to enforce, including against anticipatory breach, the obligation of the Financing Sources to fund the Debt Financing under the Commitment Letter and (b) in the event that any Financing Source initiates any litigation against Parent or Merger Sub with respect to the Debt Financing, or advises Parent or Merger Sub that it intends not to proceed with the Debt Financing in violation of the terms of the Commitment Letter, the Company shall be entitled to specific performance or other equitable remedies to require Parent or Merger Sub to take enforcement action, including seeking specific performance, to cause the Financing Sources to provide such Debt Financing. While the Company may pursue both a grant of specific performance pursuant to this Section 10.12 and payment of the Reverse Termination Fee pursuant to Section 9.2(a), together with any amounts payable pursuant to the last three sentences of Section 7.10(d) and Section 9.2(c), following termination of this Agreement in accordance with Section 9.1, only in the event the Company accepts payment of the Reverse Termination Fee, together with any amounts payable pursuant to the last three sentences of Section 7.10(d) and Section 9.2(c), following the termination of this Agreement in accordance with Section 9.1 and payment of the Reverse Termination Fee by Parent in accordance with Section 9.2(a), together with any amounts payable pursuant to the last three sentences of Section 7.10(d) and Section 9.2(c), shall the Company not be entitled to specifically enforce the terms and provisions of this Agreement pursuant to this Section 10.12.

Section 10.13 Financing Sources. The Company and its Affiliates hereby agree that (a) in no event shall the Financing Sources have any liability or obligation to the Company, any of its Subsidiaries or any of its Affiliates relating to or arising out of this Agreement, the Debt Financing, any commitment letters or engagement letters relating thereto or the transactions contemplated hereby or thereby, (b) in no event shall the Company or any of its Affiliates or stockholders seek or obtain any other damages of any kind against any Financing Source (including consequential, special, indirect or punitive damages) and (c) in no event shall the Company or any Company Related Party have any liability or obligation to any of the Financing Sources, in the case of each of the foregoing sub-clauses (a), (b) and (c), relating to or arising out of this Agreement, the Debt Financing, any commitment letters or engagement letters relating thereto or the transactions contemplated hereby or thereby. The provisions of this Section 10.13 shall inure to the benefit of, and be enforceable by, each Financing Source, its Affiliates and their respective successors and permitted assigns, each of which is hereby intended to be an express third party beneficiary of this Section 10.13. Notwithstanding the foregoing provisions of this Section 10.13, following the consummation of the Merger, such provisions will not limit the rights of the parties to the Financing under the Definitive Financing Agreements.

Section 10.14 Waiver of Conflicts. Recognizing that Cleary Gottlieb has acted as legal counsel to the Company, its Subsidiaries, certain of the direct and indirect holders of shares of Company Common Stock and their Affiliates prior to date hereof, and that Cleary Gottlieb intends to act as legal counsel to certain of the direct and indirect holders of shares of Company Common Stock and their Affiliates (which will no longer include the Company and its Subsidiaries) after the Closing, each of Parent, Merger Sub and the Company hereby waives, on its own behalf and agrees to cause its Affiliates, the Surviving Corporation and its Subsidiaries to waive, any conflicts that may arise in connection with Cleary Gottlieb representing any direct or indirect holders of the Company Common Stock or their Affiliates after the Closing as such representation may relate to Parent, Merger Sub, the Company, the Surviving Corporation and its

Subsidiaries or the transactions contemplated hereby. In addition, all communications involving attorney-client confidences between direct and indirect holders of Company Common Stock, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and Cleary Gottlieb, on the other hand, relating to the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of Company Common Stock and their respective Affiliates (and not the Company, the Surviving Corporation or their respective Subsidiaries). Accordingly, the Surviving Corporation and its Subsidiaries shall not have access to any such communications or to the files of Cleary Gottlieb relating to such engagement from and after the Effective Time. Without limiting the generality of the foregoing, from and after the Effective Time, (a) the direct and indirect holders of Company Common Stock and their respective Affiliates (and not the Surviving Corporation and its Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Surviving Corporation or its Subsidiaries shall be a holder thereof, (b) to the extent that files of Cleary Gottlieb in respect of such engagement constitute property of the client, only the direct and indirect holders of Company Common Stock and their respective Affiliates (and not the Surviving Corporation and its Subsidiaries) shall hold such property rights and (c) Cleary Gottlieb shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Corporation or any of its Subsidiaries by reason of any attorney-client relationship between Cleary Gottlieb and the Company or any of its Subsidiaries or otherwise.

Section 10.15 Release. As of the Closing, Parent, on its own behalf and on behalf of its Affiliates, the Company and its Affiliates (each, a “Releasing Person”), hereby releases and forever discharges each of the holders of shares of Company Common Stock and their respective Affiliates, successors and assigns, and each other Company Related Party (in each case, solely in their capacities as such) to the extent such holder of shares of Company Common Stock duly executes and delivers to Parent prior to the Closing a Letter of Transmittal containing a release of Parent and its Affiliates, including the Surviving Corporation and its Subsidiaries, successors and assigns and each other Parent Related Party (provided that the parties acknowledge and agree that such release shall not contain a release of any rights or obligations to the extent arising under any provision of this Agreement that survives the Closing in accordance with the last sentence of Section 10.8, the Stockholders Agreement and any other Contract entered into by Parent, on the one hand, and the Company, the Principal Stockholder or any of their respective Affiliates, on the other hand, in connection with the Merger, including the Confidentiality Agreement, or any liability for fraud) (each, a “Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, accrued or unaccrued, which have been or could have been asserted against any Released Person, which any Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Company and its Subsidiaries (each, a “Released Claim”); provided, that the parties acknowledge and agree that this Section 10.15 does not apply to and shall not constitute a release of any rights or obligations to the extent arising under any provision of this Agreement that survives the Closing in accordance with the last sentence of Section 10.8, the Stockholders Agreement and any other Contract entered into by Parent, on the one hand, and the Company, the Principal Stockholder or any of their respective Affiliates, on the other hand, in connection with the Merger, including the Confidentiality Agreement, or any liability for fraud.

Section 10.16 Non-Recourse. Notwithstanding anything in this Agreement to the contrary, the obligations and liabilities of the Company under this Agreement and all other obligations, liabilities, claims, losses, damages, or Proceedings (whether in law or in equity and whether based on contract, in tort or otherwise) of or against the Company that may be based on, arise out of or relate to this Agreement (including any breach or alleged breach hereof), the negotiation, execution or performance hereof or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, may only be made against the Company in its capacity as a party to this Agreement and will be without recourse of any kind to any former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, management companies, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, Representatives or Affiliates of the Company or any heir, executor, administrator, successor or assign of any of the foregoing, or any former, current or future direct or indirect stockholder, equity holder, controlling person, portfolio company, management company, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, Representative or Affiliate of any of the foregoing or any heir, executor, administrator, successor or assign of any of the foregoing (other than, in each case, the Company and its Subsidiaries) (each of the foregoing, a “Company Related Party”). Notwithstanding anything in this Agreement to the contrary, the obligations and liabilities of Parent under this Agreement and all other obligations, liabilities, claims, losses, damages, or Proceedings (whether in law or in equity and whether based on contract, in tort or otherwise) of or against Parent that may be based on, arise out of or relate to this Agreement (including any breach or alleged breach hereof), the negotiation, execution or performance hereof or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral or written representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, may only be made against Parent and will be without recourse of any kind to any former, current or future direct or indirect stockholders, equity holders, controlling persons, management companies, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, Representatives or Affiliates of Parent or any heir, executor, administrator, successor or assign of any of the foregoing, or any former, current or future direct or indirect stockholder, equity holder, controlling person, management company, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, Representative or Affiliate of any of the foregoing or any heir, executor, administrator, successor or assign of any of the foregoing (other than, in each case, Parent and its Subsidiaries) (each of the foregoing, a “Parent Related Party”).

Section 10.17 DISCLAIMER.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE: (A) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE V AND THE REPRESENTATIONS AND WARRANTIES OF PARENT EXPRESSLY SET FORTH IN ARTICLE VI, AS APPLICABLE, ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE

REPRESENTATIONS AND WARRANTIES MADE WITH RESPECT TO THE COMPANY AND ITS SUBSIDIARIES AND PARENT AND ITS SUBSIDIARIES, AS APPLICABLE, IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (A) ABOVE, (I) NONE OF THE COMPANY, ITS SUBSIDIARIES, ANY COMPANY RELATED PARTY OR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES AND (II) NONE OF PARENT, ITS SUBSIDIARIES, ANY PARENT RELATED PARTY OR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF PARENT AND ITS SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V AND ARTICLE VI, AS APPLICABLE, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES OR THE BUSINESS OR THE ASSETS OF PARENT AND ITS SUBSIDIARIES, AS APPLICABLE, ARE HEREBY EXPRESSLY DISCLAIMED. EACH PARTY REPRESENTS, WARRANTS, COVENANTS AND AGREES, ON BEHALF OF THEMSELVES AND THE COMPANY RELATED PARTIES OR THE PARENT RELATED PARTIES, AS THE CASE MAY BE, THAT IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, THEY ARE NOT RELYING UPON, AND HAVE NOT BEEN INDUCED BY, ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AS SET FORTH IN ARTICLE V AND PARENT AS SET FORTH IN ARTICLE VI, AS APPLICABLE, AND THAT PARENT AND MERGER SUB SHALL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES AND THEIR RESPECTIVE ASSETS AND THAT THE HOLDERS OF THE SHARES OF COMPANY COMMON STOCK SHALL ACQUIRE SHARES OF PARENT COMMON STOCK WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”.

Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by (i) Parent and Merger Sub, on behalf of themselves and the Parent Related Parties, that any estimate, projection forecast, plan, budget or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by or on behalf of the Company, any of the Subsidiaries of the Company or any Company Related Party, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article V hereof as a representation and warranty by (and only by) the Company and (ii) the Company, on behalf of itself and the Company Related Parties, that any estimate, projection forecast, plan, budget or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by or on behalf of Parent or any Parent Related Party, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article VI hereof as a representation and warranty by (and only by) Parent.

Section 10.18 Due Diligence Review. Each party acknowledges, covenants and agrees, on behalf of itself and its Affiliates: (a) that it has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the other party and its respective Subsidiaries; (b) that it has been furnished with or given full access to such documents and information about the other party and its respective Subsidiaries and their respective businesses and operations as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby; (c) that in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties of the other party expressly contained in Article V or Article VI, as applicable; and (d) that (x) other than the representations and warranties of the other party expressly contained in Article V or Article VI, as applicable, no representation or warranty has been or is being made by any party or any other Person as to the accuracy or completeness of any of the information provided or made available to any of the other parties or any of their respective Representatives and (y) that there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, each party is familiar with such uncertainties, each party is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to it or any of its Representatives, neither party nor any of its Affiliates has relied or will rely on such information, and neither party will assert, and will use its reasonable best efforts to cause its respective Affiliates not to assert, any claims against any other party or the Company Related Parties or the Parent Related Parties, as applicable, with respect thereto.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

ZIMMER HOLDINGS, INC.

By:	/s/ David C. Dvorak
Name:
Title:

OWL MERGER SUB, INC.

By:	/s/ David C. Dvorak
Name:
Title:

LVB ACQUISITION, INC.

By:	/s/ Jeffrey R. Binder
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LVB ACQUISITION, INC.

FIRST: The name of the Corporation (the “Corporation”) is

LVB Acquisition, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is located at Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of Newcastle, Delaware 19808. The name of its registered agent in the State of Delaware at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total authorized capital stock of the Corporation shall be 1,000 shares of common stock, $0.01 par value per share.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The business of the Corporation shall be managed under the direction of the Board of Directors of the Corporation (the “Board of Directors”) except as otherwise provided by applicable law. The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the By-Laws of the Corporation (the “By-Laws”). Election of directors need not be by written ballot unless the By-Laws shall so provide.

SEVENTH: The Board of Directors may make, alter or repeal the By-Laws except as otherwise provided in the By-Laws adopted by the Corporation’s stockholders.

EIGHTH: The Corporation shall, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

NINTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article NINTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions for or with respect to any acts or omissions of such director occurring prior to such repeal or modification.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred herein upon the Corporation’s stockholders, directors and officers are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto set my hand this [    ] day of [            ], 20[    ].

By:
Name:
Title: